As filed with the Securities and Exchange Commission on February 8, 2008.
Registration No. 333-148304

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Shiner International, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	2821, 3080	98-0507398
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Shiner International, Inc.
19/F, Didu Building, Pearl River Plaza,
No. 2 North Longkun Road
Haikou, Hainan Province
China 570125
86-898-68581104
(Address and telephone number of principal executive offices)

Mr. Jian Fu
Chief Executive Officer
Shiner International, Inc.
19/F, Didu Building, Pearl River Plaza,
No. 2 North Longkun Road
Haikou, Hainan Province
China 570125
86-898-68581104
(Name, address and telephone number of agent for service)

with copies to:
Selig D. Sacks, Esq.
Pryor Cashman LLP
410 Park Avenue, 10th Floor
New York, NY 10022
(212) 326-0879

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

On December 21, 2007, Shiner International, Inc. (the “Company”) filed a registration statement on Form SB-2 (No. 333-148304) (the “Prior Registration Statement”) to register shares of its common stock, as well as shares of common stock underlying warrants, held by certain stockholders. The Prior Registration Statement was amended by Amendment No. 1 to the registration statement on Form SB-2/A on January 31, 2008 (the “Amended Registration Statement”). Pursuant to the rules issued by the Securities and Exchange Commission (the “SEC”), the Company is no longer eligible to file a registration statement on Form SB-2. Pursuant to the transitional rules affecting Small Business Issuers, as set forth in Release 333-8876, “Smaller Reporting Regulatory Relief and Simplification,” issued by the SEC on December 19, 2007, the Company filed this pre-effective amendment to the Amended Registration Statement on Form S-1/A.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION,
DATED ___________ ___, 2008

Shiner International, Inc.

4,470,050 Shares of
Common Stock

This prospectus covers the offer and resale, from time to time, of up to 4,470,050 shares of our common stock, par value $0.001 per share, by the selling stockholders named in this prospectus in the section entitled “Selling Stockholders,” including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the “Selling Stockholders.” We completed a private placement offering in October 2007 pursuant to which we issued to the Selling Stockholders an aggregate of (i) an 3,500,000 shares of common stock and (ii) warrants to purchase up to an aggregate of 970,050 shares of common stock (the “Warrants”). The common stock being offered in this prospectus may include shares issued pursuant to the exercise of the Warrants. The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions. We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus. References in this prospectus to “the Company,” “we,” “our,” and “us” refer to Shiner International, Inc.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “SHNL.OB.” On January 28, 2008, the closing price for our common stock was $6.90 per share.

AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 BEFORE YOU DECIDE WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK.

No other underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the Selling Stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2008

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the documents.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	17
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	17
EQUITY COMPENSATION PLAN INFORMATION	18
DESCRIPTION OF OUR BUSINESS	19
MANAGEMENT’S DISCUSSION AND ANALYSIS	32
DIRECTORS AND EXECUTIVE OFFICERS	40
EXECUTIVE COMPENSATION	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45
SELLING STOCKHOLDERS	46
PLAN OF DISTRIBUTION	51
DESCRIPTION OF SECURITIES	54
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	54
INDEMNIFICATION OF DIRECTORS AND OFFICERS	54
LEGAL MATTERS	55
EXPERTS	55
WHERE YOU CAN FIND MORE INFORMATION	55
INDEX TO FINANCIAL STATEMENTS	F-1

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this Prospectus in its entirety, including the information under the section entitled “Risk Factors” and our consolidated financial statements and related notes included elsewhere in this Prospectus.

PROSPECTUS SUMMARY

History

We were incorporated in Nevada on November 12, 2003 as Cartan Holdings Inc. We were initially formed as an exploration stage company involved in the search for mineral deposits. On July 23, 2007, we completed a share exchange transaction with Sino Palace Holdings Ltd., a British Virgin Islands corporation, pursuant to which, we acquired four companies (the “Shiner Group”) located in The People’s Republic of China that are engaged in that country’s research, manufacture, sale and distribution of technology driven advanced packaging film products: anti-counterfeit films, coated films, BOPP films and color printed films. On July 24, 2007, we changed our name to “Shiner International, Inc.” This transaction is commonly referred to as a “reverse acquisition” in which all of the outstanding capital stock of the Shiner Group was effectively exchanged for a controlling interest in our company.

Immediately prior to reverse acquisition, our structure and ownership was as follows:

The structure of the reverse acquisition transaction was as follows:

After giving effect to the completion of the reverse acquisition, we directly own the equity interests in Shiner Industrial, Shiny-day and Zhuhai, and will continue to conduct our operations through the Shiner Group, our operating subsidiaries.

Unless the context otherwise requires, this prospectus gives effect to this reverse acquisition. Our current structure and ownership is as follows:

Our common stock became eligible for quotation and commenced trading on the Over-the-Counter Bulletin Board on August 29, 2007 under the symbol “SHNL.OB.”

Business

We develop, manufacture and distribute packaging film and color printed packaging through our four operating subsidiaries, Hainan Shiner Industrial Co., Ltd. (“Shiner Industrial”), Hainan Shiny-day Color Printing Packaging Co., Ltd. (“Shiny-day”), Zhuhai Modern Huanuo Packaging Material Co., Ltd. (“Zhuhai”) and Hainan Modern Hi-Tech Industrial Co., Ltd. (“Modern”). Our products include coated film, shrink film, common film, anti-counterfeit laser holographic film and color printed packaging materials. All of our operations are based in the People’s Republic of China and each of our subsidiaries was formed under the laws of the People’s Republic of China. We currently conduct our business through the following four subsidiaries in China:

•	Shiner Industrial located in Haikou, Hainan province;

•	Shiny-day also located in Haikou, Hainan Province;

•	Zhuhai located in Zhuhai, Guangdong Province; and

•	Modern located in the Shiziling Feidi Industrial Park of Haikou, Hainan Province.

We operate in several markets within the packaging film segment: Bi-axially Oriented Polypropylene or BOPP based films, coated films, anti-counterfeit films and color printed packaging materials. For the nine months ended September 30, 2007, color printed packaging products made up approximately 36.6% of our revenues, BOPP tobacco film made up approximately 25.7% of our revenues, coated film accounted for approximately 33.5% of our revenues and anti-counterfeit film sales equaled approximately 4.2% of our revenues. Our current production capacity consists of:

•	Three coated film lines with total capacity of 6,000 tons a year;

•	One BOPP tobacco film production line with total capacity of 3,500 tons a year;

•	One BOPP film production line with capacity of 7,000 tons a year;

•	Three color printing lines; and

•	Three anti-counterfeit film lines.

We are targeting growth through three main channels: (i) continuing our efforts to gain international market share in coated film through better pricing strategy and excellent after-sale service; (ii) expanding sales in anti-counterfeit film, especially to high-end brand spirits and cigarette manufacturers; (iii) the development of next generation films, and (iv) acquisition of an anticounterfeit technology company.

Our principal executive offices are located at 19/F, Didu Building, Pearl River Plaza, No. 2 North Longkun Road, Haikou, Hainan Province, China 570125. Our telephone number is 86-898-68581104. Our website is http://www.shinerinc.com . The information on our website is not incorporated into this prospectus.

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this Prospectus. See “Financial Statements.” As a result of our acquisition of the Shiner Group on July 23, 2007, upon which the Shiner Group was considered to be the acquirer for financial reporting purposes, our historical financial statements are those of the Shiner Group.

Shiner International, Inc.

Summary Operating Information

	Fiscal Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006
Net revenue	$33,951,965	$27,854,924	$27,630,207	$24,146,061
Net income	3,561,335	3,105,268	2,675,284	2,933,367
Net income per common share	$0.22	$0.19	$0.15	$0.18
Weighted average number of common shares outstanding	16,500,000	16,500,000	17,675,275	16,500,000

Summary Balance Sheet Information

	December 31, 2006	September 30, 2007
Working capital	$3,286,815	$5,984,591
Total assets	20,097,004	22,756,847
Total liabilities	10,923,740	10,949,895
Stockholders’ equity	9,173,264	11,806,952

The Offering

Common stock offered by selling stockholders
4,470,050 shares including up to 3,500,000 shares of common stock and up to 970,050 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $6.00 per share.

Common stock outstanding and to be outstanding after the offering	24,650,000, unless the holders elect to exercise the warrants through a “cashless exercise” feature.

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description. However, 970,050 of these shares will only be issued upon exercise of warrants. If all of these warrants are exercised, we may receive gross proceeds of up to $5,820,300.

Trading Symbol	SHNL.OB

The Selling Stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Summary of Recent Transactions and Events

On November 19, 2007, we appointed four members to our board of directors, Brian G. Cunat, Jian Fu, Joseph S. Rizzello and Arnold Staloff, to fill vacancies created by the expansion of our Board of Directors from one member to five members. Messrs. Cunat, Rizzello and Staloff are considered independent directors within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

On October 22, 2007, we completed a final closing of a private placement offering of units pursuant to which we sold an aggregate of 3,500,000 units at an offering price of $3.00 per unit for aggregate gross proceeds of $10,500,000. Each unit consisted of one share of our common stock, par value $.001 per share, and a three year warrant to purchase 15% of one share of our common stock at an exercise price of $6.00 per share. Accordingly, we issued an aggregate of 3,500,000 shares of our common stock and warrants to purchase 525,000 shares of our common stock to the 76 accredited investors who participated in this offering. In addition, we compensated four registered broker-dealers that assisted us in the sale of securities in this private placement offering by (i) paying them cash equal to 8% of the gross proceeds from the sales of units placed and (ii) issuing them warrants to purchase that number of shares of our common stock equal to 15% of the units placed as follows:

Selected Finder	Cash	Warrants
Maxim Group LLC	$178,400	111,500
Four Tong Investments Ltd.	$153,600	96,000
Global Hunter Securities, LLC	$300,880	188,050
Basic Investors, Inc.	$79,200	49,500

The warrants granted to these broker-dealers have the same terms and conditions as the warrants granted in the offering. The net proceeds of this private placement offering will be used for market development, product research, working capital, the potential acquisition of a BOPP Production Line in Zhuhai, the potential acquisition of an anti-counterfeit technology company and equipment purchases for coated film.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

General Risks Related to Our Business

We cannot be certain that our product innovations and marketing successes will continue.

We believe that our past performance has been based on, and our future success will depend upon, in part, our ability to continue to improve our existing products through product innovation and to develop, market and produce new products. We cannot assure you that we will be successful in the introduction, marketing and production of any new products or product innovations, or that we will develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Although we have developed products that meet customers’ requirements in the past, there is no assurance that any of our research and development efforts will necessarily lead to any new or enhanced products or generate sufficient market share to justify commercialization. We must continually improve our current products and develop and introduce new or enhanced products that address the requirements of our customers and are competitive in terms of functionality, performance, quality and price in order to maintain and increase our market share. If our new products are unable to gain market acceptance, we would be forced to write-off the related inventory and would not be able to generate future revenue from our investment in research and development. In such event, we would be unable to increase our market share and achieve and sustain profitability. Our failure to develop new products and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

Our anti-counterfeiting technology may not satisfy the changing needs of our customers.

With any anti-counterfeiting/product authentication technology, including the technology of our current and proposed products, there are risks that the technology may not successfully address all of our customers’ needs. While we have already established successful relationships with Chinese customers with regard to our products, our customers’ ultimate needs may change or vary, thus introducing variables which may affect the ability of our proposed products to address all of our customers’ ultimate technology needs in an economically feasible manner.

Our growth strategy and future success is dependent upon commercial acceptance of products incorporating technologies we have developed and are continuing to develop. Technological trends have had and will continue to have a significant impact on our business. Our results of operations and ability to remain competitive are largely based upon our ability to accurately anticipate customer and market requirements. Our success in developing, introducing and selling new and enhanced products depends upon a variety of factors, including:

•	accurate technology and product selection;

•	timely and efficient completion of product design and treatment;

•	timely and efficient implementation of manufacturing processes;

•	product performance; and

•	product support and effective sales and marketing.

We may not be able to accurately forecast or respond to commercial and technological trends in the industries in which we operate.

We may not be able to keep pace with rapid technological changes in the anti-counterfeiting product industry.

The anti-counterfeiting/product authentication industry is a relatively new industry and market, especially in China and other parts of Asia, and thus continues to evolve in terms of customer’s/market needs, applications, and technology. While we believe that we have hired or engaged personnel and outside consultants, who have experience, and/or are recognized within the industry to be experts, in the anti-counterfeiting/product authentication industry, including with respect to technology, and while we continue to seek out and develop “next generation” technology through acquisition, strategic partnerships, and our own research and development, there is no guarantee that we will be able to keep pace with technological developments and market demands in this evolving industry and market. Technological changes, process improvements, or operating improvements that could adversely affect us include:
•	development of new technologies by our competitors;

•	changes in product requirements of our customers; and

•	improvements in the alternatives to our technologies.

We may not have sufficient funds to devote to research and development, or our research and development efforts may not be successful in developing products in the time, or with the characteristics, necessary to meet customer needs, if we do not adapt to such changes or improvements, our competitive position, operations and prospects would be materially affected.

Intense competition in the anti-counterfeiting and packaging markets may adversely affect our operating results.

        We operate in highly competitive and rapidly evolving fields, and new developments are expected to continue at a rapid pace. We believe that there are few barriers to entry into many of our markets. As a result, we may experience competition resulting from new manufacturers of various types of film in our product lines. Competitors may succeed in developing alternative technologies and products that are more effective, easier to use or less expensive than those which have been or are being developed by us or that would render our technology and products obsolete and non-competitive. Any of these actions by our competitors can adversely affect our sales.

        In addition, we face competition from a substantial number of companies, which sell similar and substitute packaging products. Although we believe that we have developed strategic relationships in China to best penetrate the China market, we face competition from other providers, some of which have greater financial and human resources, have had a longer operating history, and have greater name recognition than we do. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than we do, and may have extensive production facilities, well-developed sales and marketing staffs and substantial financial resources. Competitive products are also available from a number of local manufacturers. This results in competition which is highly price sensitive. We also compete on the basis of quality, service, timely delivery and differentiation of product properties.

        An increase in competition could result in material selling price reductions or loss of our market share. This could materially adversely affect our operations and financial condition.

We are a major purchaser of many commodities that we use for raw materials in the manufacturing process of our products, and price changes for the commodities we depend on may adversely affect our profitability.

With the rapid growth of China’s economy, the demand for certain raw materials is great while the supply may be more limited. This may affect our ability to secure the necessary raw materials we need in a cost-effective manner, including chemicals and other items needed for production of our products at the volume of purchase orders that we anticipate receiving.

For example, the PET resin is currently used as a raw material in China’s textile industry, and the market prices of PET resin may fluctuate due to changes in supply and demand conditions in that industry. Any sudden shortage of supply, or significant increase in demand, of PET resin and additives may result in higher market prices and thereby increase our cost of sales. The prices of PET resin and additives are, to a certain extent, affected by the price movement of crude oil.

If there is a significant increase in the cost of our raw materials and we are unable to pass on such increase to our customers on a timely basis or at all, our profit margins and results of operations will be adversely affected.

Rising energy prices could adversely affect our operating results.

In the last few years, energy prices have risen dramatically, which has resulted in increased raw materials costs for our branded products. Petroleum is the prime ingredient in many plastics that we use to make our products. These include AC, PET and BOPP. International market prices for crude oil have been subject to wide swings in the last three years, due in large part to the conflict in Iraq and pricing increase agreed to among oil producing and consuming countries. We estimate that an increase in the price of crude oil of $10.00 per barrel could cause our gross margin to decline by up to 6% on the sale of these products. There has been some increase in the cost of our raw materials as a result of significant crude oil price spikes, and our ability to hedge against these fluctuations by either entering into long-term supply contracts or otherwise offsetting our exposure to these commodity price variations has been extremely limited. Rising oil prices in the international market will continue to increase our operating costs, which would reduce our operating income and net income if we are unable to offset these increased costs with price increases for our products.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success to date has been largely attributable to and our future success will depend in substantial part on the continued service of our senior management and founders. The loss of the services of one or more of our key personnel could impede implementation and execution of our business strategy and result in the failure to reach our goals. We do not carry key person life insurance in respect of any of our officers or employees and we do not have any employment agreements with these individuals. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified personnel in many fields of our operations. The rapid growth of the economy in The People’s Republic of China has caused intense competition for qualified personnel. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, train or retain qualified personnel in the future.

We may not be able to adequately protect our technology and other proprietary rights.

Our success will depend in part on our ability to obtain and protect our products, methods, processes and other technologies, to preserve our trade secrets, and to operate without infringing on the proprietary rights of third parties both domestically in the People’s Republic of China and abroad. We rely on patents, trademarks and licenses to protect our intellectual property. We also have patent applications pending in The People’s Republic of China, and have worked and continue to work closely with Chinese patent officials to preserve our intellectual property rights. If we are unable to adequately protect or enforce our intellectual property rights with respect to our products, methods, processes and other technologies, our prospects for revenue growth could be significantly diminished. Additionally if our products, methods, processes and other technologies infringe on the intellectual property rights of other parties, we could incur substantial costs.

Our ability to compete in our markets and to achieve future revenue growth will depend, in significant part, on our ability to protect our proprietary technology and operate without infringing upon the intellectual property rights of others. The legal regime in China for the protection of intellectual property rights is still at its early stage of development. Intellectual property protection became a national effort in China in 1979 when China adopted its first statute on the protection of trademarks. Since then, China has adopted its Patent Law, Trademark Law and Copyright Law and promulgated related regulations such as Regulation on Computer Software Protection, Regulation on the Protection of Layout Designs of Integrated Circuits and Regulation on Internet Domain Names. China has also acceded to various international treaties and conventions in this area, such as the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty, Madrid Agreement and its Protocol Concerning the International Registration of Marks. In addition, when China became a party to the World Trade Organization in 2001, China amended many of its laws and regulations to comply with the Agreement on Trade-Related Aspects of Intellectual Property Rights. Despite many laws and regulations promulgated and other efforts made by China over the years with a view to tightening up its regulation and protection of intellectual property rights, private parties may not enjoy intellectual property rights in China to the same extent as they would in many Western countries, including the United States, and enforcement of such laws and regulations in China have not achieved the levels reached in those countries. Both the administrative agencies and the court system in China are not well-equipped to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

There is no assurance that the measures that we have put into place to protect our intellectual property rights will be sufficient. As the number of patents, trademarks, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights and the functionality of the products in the market further overlap, we believe that business entities in our industry may face more frequent infringement claims. Litigation to enforce our intellectual property rights could result in substantial costs and may not be successful. If we are not able to successfully defend our intellectual property rights, we might lose rights to technology that we need to conduct and develop our business. This may seriously harm our business, operating results and financial condition, and enable our competitors to use our intellectual property to compete against us.

Entry of new BOPP and anti-counterfeiting film producers in the People’s Republic of China may increase the supply of, and decrease the prices of, BOPP and anti-counterfeiting film in the industry, and hence lead to a decline in our profit margins.

We believe that we are currently one of the few producers of BOPP and anti-counterfeiting film in the People’s Republic of China with research and development capability and our past financial performance is attributable to our market position in the industry. Over time, there may be new entrants into our industry, whether as a result of increased access to the production technology of BOPP and anti-counterfeiting film or otherwise. Accordingly, we may experience increased competition and the entry of new BOPP and anti-counterfeiting producers will also lead to an increase in the industry supply of BOPP and anti-counterfeiting film resulting in more competitive pricing. We believe that our major competitors in the BOPP film manufacturing market in the People’s Republic of China include Jian su Zhongda New Material Group Co., Ltd., Fo Shan Plastics Group Co., Ltd., Zhanjiang Packaging Materials Enterprises Ltd., Yonnan Kunlene Film Industries Co., Ltd., Yunnan Hongta Plastics Co., Ltd. and Hubei Firsta Packaging Co., Ltd. We may have to price our products in response to competitive market conditions and this may lead to a decline in our profit margins. In the event that we are unable to compete successfully or retain effective control over the pricing of our products, our profit margins will decrease and, our revenues and net income may also decrease.

In addition, China has gradually lifted its import restrictions, lowered import tariffs and relaxed foreign investment restrictions after its entry into the World Trade Organization in December 2001. This can lead to increased competition from foreign companies in our industry, some of which are significantly larger and financially stronger than us. If we fail to compete effectively with these companies in the future, our current business and future growth potential would be adversely affected.

In each of our product lines, we have a large amount of sales concentrated in a small number of customers.

In each of our product lines, we have a large number of sales concentrated in a small number of customers. For example, approximately 82% of our anti-counterfeiting film sales in 2006 were to one customer. In 2006, approximately 40% of our coated film sales in China were to one customer and approximately 20% of our overall coated film sales were to ten international customers. In 2006, approximately 12% of our BOPP Tobacco Film Sales were to one customer and approximately 79% of our color printing sales were to one customer. During the nine months ended September 30, 2007, approximately 72% of our anti-counterfeiting film sales were to one customer.  Approximately 30% of our coated film sales in China were  to one customer and approximately 33% of our overall coated film sales were to ten international customers.  Approximately 10% of our BOPP Tobacco Film Sales were to one customer and approximately 93% of our color printing sales were to one customer.  Any decrease in the demand for our BOPP Tobacco Film will significantly affect our financial performance. Although demand for our BOPP Tobacco Film for packaging of tobacco products has gradually been increasing, any significant fall in the consumption of tobacco, in particular, whether as a result of health concerns or otherwise, could result in a decline in the sales of our products and adversely impact our financial condition, business and operation.

A disruption in the supply of utilities, fire or other calamity at our manufacturing plant would disrupt production of our products and adversely affect our sales.

Our films are manufactured solely at our production facility located in Haikou City and Zhuhai City in the People’s Republic of China. While we have not in the past experienced any calamities which disrupted production, any disruption in the supply of utilities, in particular, electricity or power supply or any outbreak of fire, flood or other calamity resulting in significant damage at our facilities would severely affect our production of BOPP film, color printing or anti-counterfeit film lines and as a result, we could incur substantial liabilities that could reduce or eliminate the funds available for product development, or result in a loss of equipment and properties.

While we maintain insurance policies covering losses in respect of damage to our properties, machinery and inventories of raw materials and products, we cannot assure you that our insurance would be sufficient to cover all of our potential losses.

We have limited experience in operating outside mainland China, and failure to achieve our international marketing and sales strategy may have an adverse effect on our business growth in the future.

Our future growth depends, to a considerable extent, on our ability to develop both the domestic and overseas markets. We are currently exploring new business opportunities outside mainland China for our BOPP film, color printing or anti-counterfeit film products. We have a limited number of customers outside China, mainly in the United States and Europe. However, we have limited experience in operating outside mainland China, have limited experience with foreign regulatory environments and market practices, and cannot guarantee that we will be able to penetrate any international market. In connection with our initial efforts to expand overseas, we have encountered many obstacles, including cultural and linguistic differences, difficulties in keeping abreast of market, business and technical developments in foreign jurisdictions, and political and social disturbances. Failure in the development of international markets may have an adverse effect on our business growth in the future.

We can provide no assurance that our internal control over our financial reporting will be effective when Section 404 of the Sarbanes-Oxley Act of 2002 becomes applicable to us. Establishing internal controls over our financial reporting is likely to increase our costs.

Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules issued thereunder have required certain changes in the corporate governance, securities disclosure and compliance practices of United States public companies. Our compliance with these rules and stock exchange listing standards are likely to increase our general and administrative costs, and we expect these costs to continue to increase in the future. In particular, our management is required to conduct an evaluation of the effectiveness of our internal control over financial reporting as of each year-end, beginning December 31, 2007. From that point, we will be required to include in our annual report on Form 10-K a report on our management’s assessment of the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm will also issue an audit report on management’s assessment and on our internal control over financial reporting. We expect that SOX and such other laws, rules and regulations promulgated thereunder will increase legal and financial compliance costs and will make our corporate governance activities more difficult, time-consuming and costly. We also expect that these new requirements will make it more difficult and expensive for us to obtain director and officer liability insurance in the United States.

We will shortly begin to undertake significant efforts in preparation for the requirements of Section 404. We cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact these may have on our operations. Furthermore, given the complexities and inherent risks associated with the operation of internal control over financial reporting, we can provide no assurance that our internal control over financial reporting will be effective when Section 404 becomes applicable to us. Moreover, we can provide no assurance as to any matters that might be reported in our management’s assessment of our internal control over financial reporting or our independent registered public accounting firm’s audit report. If we are not able to implement the requirements relating to internal controls and all other provisions of Section 404 in a timely fashion or achieve adequate compliance with these requirements or other requirements of SOX, we might become subject to sanctions or investigation by regulatory authorities such as the SEC or NASD. Any such action may materially adversely affect our reputation, financial condition and the value of our securities, including our common stock. Additionally, ineffective internal control over financial reporting could cause investors to lose confidence in our reported financial information and could result in a lower trading price for our securities.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.

We are subject to extensive federal, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability.

In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and costs relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future environmental or safety laws.

Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future environmental laws.

Risks Related to Conducting Our Business in The People’s Republic of China

We are subject to international economic and political risks over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

A substantial portion of our business is conducted in The People’s Republic of China. Doing business outside the United States, particularly in The People’s Republic of China, subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter out business practice in time to avoid the possibility of reduced revenues.

The People’s Republic of China’s economic policies could affect our business.

Substantially all of our assets are located in The People’s Republic of China and a substantial amount of our revenue is derived from our operations in The People’s Republic of China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in The People’s Republic of China.

While The People’s Republic of China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of The People’s Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of The People’s Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years our government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in The People’s Republic of China are still owned by our government. In addition, our government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over The People’s Republic of China’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may have difficulty establishing adequate management, legal and financial controls in The People’s Republic of China.

The People’s Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in The People’s Republic of China. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

As we have limited business insurance coverage in The People’s Republic of China, any loss which we suffer may not be insured or may be insured to only a limited extent.

The insurance industry in The People’s Republic of China is still in an early state of development and insurance companies located in The People’s Republic of China offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States.

Tax laws and regulations in the People's Republic of China are subject to substantial revision, some of which may adversely affect our profitability.

The Chinese tax system is in a state of flux, and it is anticipated that the People’s Republic of China's tax regime will be altered in the coming years. Tax benefits that we presently enjoy may not be available in the wake of these changes, and we could incur tax obligations to our government that are significantly higher than anticipated. These increased tax obligations could negatively impact our financial condition and our revenues, gross margins, profitability and results of operations may be adversely affected as a result.

Certain tax exemptions that we presently enjoy in the People's Republic of China are scheduled to expire over the next several years.

As a substantial portion of our operations are located in a privileged economic zone, we are entitled to certain tax benefits. These tax benefits are presently scheduled to expire over the next several years. For example, Shiny-day was exempt from provincial tax and had a 100% exemption from federal taxes in China from January 1, 2005 to December 31, 2006. It presently enjoys a 50% exemption from federal tax from January 1, 2007 to December 31, 2009. Shiner Industrial currently has a 50% exemption from federal tax from January 1, 2006 to December 31, 2008. When these exemptions expire, our income tax expenses will increase, reducing our net income below what it would be if we continued to enjoy these exemptions.

We may face judicial corruption in The People’s Republic of China.

Another obstacle to foreign investment in The People’s Republic of China is corruption. There is no assurance that we will be able to obtain recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, through The People’s Republic of China’s poorly developed and sometimes corrupt judicial systems.

If relations between the United States and The People’s Republic of China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and The People’s Republic of China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and The People’s Republic of China, whether or not directly related to our business, could reduce the price of our common stock.

The government of The People’s Republic of China could change our policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our and your investment.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in The People’s Republic of China. Over the past several years, the government of The People’s Republic of China has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The government of The People’s Republic of China may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop. Nationalization or expropriation could even result in the total loss of your investment.

The nature and application of many laws of The People’s Republic of China create an uncertain environment for business operations and they could have a negative effect on us.

The legal system in The People’s Republic of China is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, The People’s Republic of China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in The People’s Republic of China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could cause a decline in the price of our common stock. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

As we import goods into and export goods out of The People’s Republic of China, fluctuation of the Renminbi may affect our financial condition by affecting the volume of cross-border money flow.

Although we use the United States dollar for financial reporting purposes, many of the transactions effected by our operating subsidiaries are denominated in The People’s Republic of China’s Renminbi. The value of the Renminbi fluctuates and is subject to changes in The People’s Republic of China’s political and economic conditions. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the Renminbi could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China.

We may not be able to obtain regulatory approvals for our products.

The manufacture and sale of our products in The People’s Republic of China are regulated by The People’s Republic of China and the local provincial governments. Although our licenses and regulatory filings are current, the uncertain legal environment in The People’s Republic of China and our industry may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in The People’s Republic of China.

As our executive officers and several of our directors, including the chairman of our Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because our operating subsidiaries and assets are located in The People’s Republic of China, it may be extremely difficult or impossible for you to access those assets to enforce judgments rendered against us or our directors or executive offices by United States courts. In addition, the courts in The People’s Republic of China may not permit the enforcement of judgments arising out of United States federal and state corporate, securities or similar laws. Accordingly, United States investors may not be able to enforce judgments against us for violation of United States securities laws.

We may face obstacles from the communist system in The People’s Republic of China.

Foreign companies conducting operations in The People’s Republic of China face significant political, economic and legal risks. The Communist regime in The People’s Republic of China, including a cumbersome bureaucracy, may hinder Western investment.

Risks Related to our Securities

Our common stock price is subject to significant volatility, which could result in substantial losses for investors.

Prices for our shares are determined in the marketplace and may accordingly be influenced by many factors, including, but not limited to:

•	the depth and liquidity of the market for the shares;

•	quarter-to-quarter variations in our operating results;

•	announcements about our performance as well as the announcements of our competitors about the performance of their businesses;

•	investors’ evaluations of our future prospects and the food industry generally;

•	changes in earnings estimates by, or failure to meet the expectations of, securities analysts;

•	our dividend policy; and

•	general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. These market fluctuations could adversely affect the trading price of our shares.

The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

Shares of our common stock lack a significant trading market.

Shares of our common stock are not eligible as yet for trading on any national securities exchange. Our common stock is eligible for quotation in the over-the-counter market on the Over-The-Counter Bulletin Board pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934. This market tends to be highly illiquid. There can be no assurance that an active trading market in our common stock will develop, or if such a market develops, that it will be sustained. In addition, there is a greater chance for market volatility for securities that trade on the Over-The-Counter Bulletin Board as opposed to securities that trade on a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume.

Future sales of shares of our common stock by our stockholders could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our stockholders.

Our certificate of incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $.001 per share. There are approximately 50,350,000 authorized and unissued shares of our common stock which have not been reserved and are available for future issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock, to complete a business combination or to raise capital. The issuance of additional shares of our common stock:

•	may significantly reduce the equity interest of investors in this offering; and

•	may adversely affect prevailing market prices for our common stock.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transaction in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 which are not registered on a national securities exchange, provided that current price and volume information with respect to transaction in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer with the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and our salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Our directors own a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

Our directors own a large percentage of our outstanding common stock. As a result, they are in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect your voting and other stockholders rights.

Capital outflow policies in The People’s Republic of China may hamper our ability to declare and pay dividends to our shareholders.

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that we will be in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to pay dividends to our shareholders outside of The People’s Republic of China. In addition, under current Chinese law, we must retain a reserve equal to 10 percent of net income after taxes, not to exceed 50 percent of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our shareholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” anticipate,” believe,” estimate,” continue,” or the negative of such terms or other similar expressions. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations. Some factors that might cause or contribute to such a discrepancy include, but are not limited to, those listed under the section entitled “Risk Factors” beginning on page 4 and those listed in our other Securities and Exchange Commission filings. The following discussion should be read in conjunction with our Financial Statements and related Notes thereto included elsewhere in this prospectus.

USE OF PROCEEDS

Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the Selling Stockholders. We will not receive any proceeds from the sale of shares by the Selling Stockholders. However, 970,050 of these shares will only be issued upon exercise of warrants. If all of these warrants are exercised and their holders do not elect to use cashless exercise provisions of these warrants, then we will receive gross proceeds of $5,820,300. For those holders who elect to exercise their warrants using the cashless exercise provisions, we will receive less cash than the exercise price but issue a lower number of shares of common stock upon exercise than we would if they did not elect to use cashless exercise provisions. The amount of cash received and shares issued upon a cashless exercise will vary based on the market price of our common stock on the exercise date of each warrant exercised using cashless exercise provisions. We will use these proceeds for general corporate and working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

On August 29, 2007, our Common Stock became eligible for quotation on the Over-the-Counter Bulletin Board under the symbol “SHNL.OB.” The following table sets forth the high and low bid prices per share of our Common Stock for the periods indicated, which information was provided by NASDAQ Trading and Market Services. Prior to August 29, 2007, the shares traded very infrequently and the actual price information is not readily available. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	2007
	High	Low
3rd Quarter (commencing August 29, 2007)	$5.51	$4.51
4th Quarter	$9.90	$5.00

The high and low sales price of our common stock from August 29, 2007 through September 30, 2007 was $5.51 and $4.81, respectively. On November 19, 2007, we applied to list our common stock on the Nasdaq Global Market. Our application is currently pending. On January 28, 2008, the closing bid price of our common stock was $6.90.

As of January 28, 2008, there were approximately 107 holders of record of our common stock.

Dividends

We did not pay any dividends on our common stock in 2006. In 2007, we paid dividends on our common stock in the aggregate amount of approximately $1.6 million. However, we currently anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the common stock in the foreseeable future.

Equity Compensation Plan Information

During the year ended December 31, 2006 and the nine months ended September 30, 2007, we did not have any equity compensation plans in effect.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	N/A	-0-

Equity compensation plans not approved by security holders	-0-	N/A	-0-

Total	-0-	N/A	-0-

DESCRIPTION OF OUR BUSINESS

Overview of Business

We develop, manufacture and distribute packaging film and color printed packaging through our four operating subsidiaries, Hainan Shiner Industrial Co., Ltd. (“Shiner Industrial”), Hainan Shiny-day Color Printing Packaging Co., Ltd. (“Shiny-day”), Zhuhai Modern Huanuo Packaging Material Co., Ltd. (“Zhuhai”) and Hainan Modern Hi-Tech Industrial Co., Ltd. (“Modern”). Our products include coated film, shrink-wrap film, common film, anti-counterfeit laser holographic film and color printed packaging materials. All of our operations are based in the People’s Republic of China and each of our subsidiaries was formed under the laws of the People’s Republic of China. We currently conduct our business through the following four operating subsidiaries in China (collectively, the “Shiner Group”):

•	Shiner Industrial located in Haikou, Hainan province;

•	Shiny-day also located in Haikou, Hainan Province;

•	Zhuhai located in Zhuhai, Guangdong Province; and

•	Modern intends locate its operations in the Shiziling Feidi Industrial Park of Haikou, Hainan Province by October 2008.

We operate in several markets within the packaging film segment: Bi-axially Oriented Polypropylene (“BOPP”) based films, coated films, anti-counterfeit films and color printed packaging materials. For the nine months ended September 30, 2007, color printed packaging products made up approximately 36.6% of our revenues, BOPP tobacco film made up approximately 25.7% of our revenues, coated film accounted for approximately 33.5% of our revenues and anti-counterfeit film sales equaled approximately 4.2% of our revenues. At December 17, 2007, our production capacity consisted of:

•	Three coated film lines with total capacity of 6,000 tons per year;

•	One BOPP tobacco film production line with total capacity of 3,500 tons per year;

•	One BOPP film production line with capacity of 7,000 tons per year;

•	Three color printing lines; and

•	Three anti-counterfeit film lines with capacity of 700 tons per year.

Overall, our growth strategy is focused on: (i) continuing our efforts to gain international market share in coated film through better pricing strategy and excellent after-sale service; (ii) expanding sales in anti-counterfeit film, especially to high-end brand spirits and cigarette manufacturers; (iii) developing next generation films; and (iv) acquiring an anti-counterfeit technology company. While we are not focused on growing our BOPP product sales, the BOPP film business provides us with steady cash flow to cover operating costs and allows us to explore other, more sophisticated film technology products. Although we rely on the revenue generated from our BOPP based films and coated film sales, we are also focused on developing and exploiting our anti-counterfeit film technology and other more sophisticated film products. As a result, we expect to generate more significant revenues and greater profit margins from our anti-counterfeit film products over the next year because of the specialized and proprietary nature of these products. We believe that we will attribute our future growth to sales of our anti-counterfeit film products.

History

We were incorporated in Nevada on November 12, 2003 as Cartan Holdings Inc. We were initially formed as an exploration stage company involved in the search for mineral deposits. On July 23, 2007, we completed a share exchange transaction with Sino Palace Holdings Ltd., a British Virgin Islands corporation, pursuant to which we acquired the Shiner Group located in the People’s Republic of China. On July 24, 2007, we changed our name to “Shiner International, Inc.” This transaction is commonly referred to as a “reverse acquisition” in which all of the outstanding capital stock of the Shiner Group was effectively exchanged for a controlling interest in our company, which was a publicly held “shell” corporation within the meaning of within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time of the transaction. Prior to our reverse acquisition with Sino Palace, we owned a 100% undivided right, title and interest in and to the mineral property known as the “Cartan mineral claim.” Our interest in the property consisted of the right to explore for and remove minerals from the property, which Cartan mineral claim expired on December 15, 2007. From and after the closing date of the reverse acquisition, our primary operations consist of the operations of each of the subsidiaries of the Shiner Group.

Business Overview

Shiner Industrial produces four main types of packaging film: common BOPP film for package over-wraps, coated films, shrink-wrap and anti-counterfeit films. BOPP refers to the manufacture of polypropylene(“PP”) films using an orienting system. BOPP is manufactured by three different processes, with resulting films having different properties. Production can be achieved through the bubble process, the sequential-machine direction orienting trans-direction (“MDTD”) stentering process, or the simultaneous MDTD orienting-stentering process. Shiner Industrial uses the sequential or the double bubble process, in which a polypropylene film is oriented in two directions (machine and transverse directions). BOPP films are widely applicable for printing, lamination and over-wrap packaging. The main benefits of BOPP films are its stiffness and durability, high tensile strength and clear optics. BOPP films range from 15 to 50 microns and can be single or double coated with co-extruded structures, in transparent, opaque, or metalized varieties. Additionally, BOPP films can be treated with acrylic and Poly-vinylidene Chloride (“PVDC”) coatings for increased sealing and barrier properties. The films use mainly homo-polymer PP and random co-polymer PP.

Anti-counterfeit film is a specialty product derived from BOPP film. Because piracy is a major concern both within the People’s Republic of China and internationally, many companies are attempting to combat this problem on national and global levels. Many companies currently rely on holographing technology to address piracy and counterfeiting concerns. However, we believe that our technology more effectively protects our customers from piracy and counterfeiting. We have applied proprietary technology in order to develop specialized anti-counterfeiting film products.

Shiny-day fulfills printing needs of multiple manufacturers, primarily consumer goods companies, located in the People’s Republic of China and serves as a convenient add-on feature for customers looking for one-stop service in fulfilling their packaging and color printing needs. Shiny-day has two color printing lines.

Zhuhai has one BOPP film production line with annual capacity of 7,000 tons. We formed Zhuhai to meet a substantial amount of our BOPP film raw material needs, including demand for BOPP Tobacco Film.

Modern currently performs sales and marketing for products produced by other Shiner Group entities. Modern does not presently own any operating assets. We formed Modern in 2006 in order to take advantage of special tax treatment in the People's Republic of China for technology assets. We have applied for this special tax treatment with the municipal government and intend to implement operations in Haikou City when and if we receive such approval. While there can be no assurance that our application will be approved by the Chinese government, we are confident that Modern will receive this approval, which we expect to receive in the first quarter of fiscal 2008.

Industry Overview

Economies with a higher per capita gross domestic product have a greater demand for packaging films. Packaging films are used mainly by food and consumer products manufacturers primarily to preserve texture, flavor, hygiene, convenience and safety of consumer products, such as foods, medicine, tobacco and cosmetics. Packaging films generally consist of clear flexible films based on petrochemical-based polymers (polyolefin). Through the process of forming plastic films in cross-machine directions (biaxial orientation) the underlying tensile strength of the film can be strengthened and the resulting film product forms the basis for most packaging films.

Industrial growth is a key driver of demand for coated and laminated film materials. In the People’s Republic of China during the past 3 to 5 years, increasing demand for coated and laminated film has predominantly been driven by:

•	international consumer goods companies relocating operations into mainland China;

•	concerted efforts by the Chinese government to improve safety, hygiene and sanitation in consumer products in order to reduce contamination and spoilage;

•
growth in consumer incomes in the People’s Republic of China during the past 5 to 10 years have led consumers to demand more convenience (individual packaged snacks) and attractive packaging without adding weight; and

•	concern over protection from product tampering.

From the manufacturer to the grocer and to the consumer’s home, airtight plastic packaging helps keep foods and other products fresh and free from contamination without adding bulk.

Coated Films, Tobacco and other BOPP Based Films

According to statistics published by the International Plastics Industry, global and the People’s Republic of China’s domestic demand in the packaging film industry for 2006 was as follows:

	Global demand (tons/year)	USD$ Million	China demand (tons/year)	USD$ Million
BOPP tobacco film	170,000	$546	80,000	$256
Coating film	400,000	$1,619	60,000	$242

The packaging film industry in the People’s Republic of China is concentrated among a relatively few domestic companies and scattered smaller producers with limited capacity. Significant initial capital and technological requirements are necessary to produce coated, shrink-wrap and anti-counterfeit films that meet national and international criteria. Stricter industry regulations and increased product specifications by end-users are eliminating many of the industry’s smaller players.

We derive a substantial portion of our annual revenues from the coated and BOPP based films market. We plan to continue operating in this market in order to provide us with the capital necessary to broaden our anti-counterfeit film business.

Anti-Counterfeit Film

Piracy and counterfeit products has resulted in both significant economic losses to manufacturers and health problems to consumers on a global basis. Consequently, a market for anti-counterfeiting film packaging and other related products have developed. Accordingly, we believe it would be valuable for us to place greater emphasis in growing our current anti-counterfeit film packaging business.

Products and Manufacturing

Our products include a variety of packaging films that are used by food and consumer products manufacturers to preserve texture, flavor, hygiene, convenience and to protect their products. The films are used in a variety of industries, such as bakery, beverage, candy/confections, cheese, cosmetics/personal, compact discs, dairy, fruit/vegetables, nuts, pharmaceuticals and tobacco. In addition, we provide printing services for a variety of consumer products.

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Anti-counterfeit film is a BOPP film embossed with a high technology, multi-dimensional insignia that creates eye-catching illusions and makes it easier to increase brand identity. It is generally used in the packaging of high-end cigarettes, DVDs and other frequently imitated or pirated products.

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Coated film is a functional packaging film in which a thin layer of polyolefin-based film is sealed either on one or both sides of the film with a varying type of chemical substance (coating layer). Depending on which coating layer is used, coated films have greater endurance and tensile strength and can be produced in heat-resistant, shrink-wrapped, pealable or other varieties. Coated films are known for their superior moisture, vapor, flavor and aroma barrier traits, as well as their clarity and superior printability. The base film is generally either BOPP, Bi-oriented polyethylene terephthalate polyester film (“PET”) or nylon (“BOPA”), depending on the needs of the end-user. When BOPP film is used, it can be coated with Acrylic (“AC”), PVDC or Thermoplastic Poly Vinyl Alcohol (“PVOH”). PVDC is a type of recognized packaging material with high barrier properties for water vapor, oxygen, aroma or flavor and other gases such as nitrogen and carbon dioxide. PVOH is used for its excellent oxygen barrier properties. When an AC layer is applied, it works as a protective armor and is well-suited for multiple types of water-based inks or ultra-violet inks to print upon. The use of water-based inks is preferred by most customers not only because of its cost savings but also its environmentally-beneficial advantages as compared to oil-based inks. To our knowledge, we are the only producer of AC coated film in the People’s Republic of China. In terms of function of oxygen barrier, BOPP film has an average of 2000 ml oxygen infiltrate for every square meter. PVDC has an average of 10 ml oxygen infiltrate for every square meter. PVOH has an average of 0.7 ml oxygen infiltrate for every square meter. All films can be surface-printed, reverse-printed or used unprinted.

•	BOPP Tobacco Film is a box over-wrap film designed to meet the industry requirements for packaging appearance, product freshness and clear optics.

•	Color printing services consist of surface printing and reverse printing services mainly by consumer goods manufacturers and beverage companies.

For most packaging films, BOPP film serves as the base film from which anti-counterfeit, coated, tobacco and other specialty films are designed. There are multiple manufacturers of BOPP film in the People’s Republic of China qualified to meet international standards. However, packaged goods require different porosity levels for water vapor, gases, as well as fragrance and heat resistance barriers depending on whether the item is edible (such as packaged dates, crackers, sweet cakes, freeze-dried coffee) or a non-food product (such as medicine, tobacco, or dried flowers). Shiner Industrial uses BOPP as the base film from which more sophisticated films, such as anti-counterfeit, coated and tobacco films, are produced.

At December 17, 2007, Shiner Industrial had:

•	three anti-counterfeit film machines;

•	three coated film lines;

•	one BOPP tobacco film line; and

•	one 10-color color printing line.

Our coated film lines have the ability to apply single-coated (one-side, either inside or outside) or double-coated (both inside and outside) layers in a variety of plastic materials depending on the end-user’s need, such as PVDC, PVOH or AC.

At December 17, 2007, Shiny-day had two 8-color printing lines;

At December 17, 2007, Zhuhai had one BOPP film production line with capacity of 7,000 tons per year; and

At December 17, 2007, Modern did not have any operating assets.

Sales and Marketing

Since inception of our film packaging line of business, we have concentrated on forming an experienced, knowledgeable and customer-oriented marketing team. At December 17, 2007, we had 12 individuals in our marketing group, of which six have been working in the industry for five years or more and are familiar with buyers’ changing needs and concerns. In order to effectively serve the needs of different customers, marketing functions are divided into four units: coated films, BOPP and tobacco films, color printing and international. Our international marketing unit services both the coated and BOPP film products.

Coated Films

We have established relationships with consumer goods manufacturers who compose the majority of the coated film customers in the People's Republic of China. Potential customer data is frequently updated through market research we perform to identify customers and sales calls to potential customers.

Various packaged goods have a number of different requirements, ranging from different porosity levels for oxygen, water vapor, and other gases to fragrance and heat resistance barriers. The specific requirements depend on whether the packaging is intended for edible items or non-food products. As a result, our marketing team’s experience plays a key role in gaining access to and servicing such customers.

Shiny-day’s marketing personnel typically serves both our coated film products and print services customers in the People’s Republic of China in order to provide them with the convenience of “full service” from a single vendor.

BOPP Tobacco films

We have established a well-respected reputation in the People’s Republic of China in the BOPP tobacco films industry and generally are able to deal directly with our customer base, as opposed to dealing through intermediaries. Since we have already achieved the approval of the government of the People’s Republic of China, quality and price requirements, service and relationships play a greater role in maintaining established customers and obtaining new ones. Because of the attractive location of our plant and facilities in Haikou on Hainan Island, generally known as the “Hawaii” of China, we frequently invite potential customers to visit and inspect our operations first-hand and host many of the annual tobacco and other large industry management conventions.

Anti-Counterfeit films

Piracy is a serious problem in the Chinese consumer marketplace, resulting in economic losses to manufacturers and health and safety costs to consumers. In an effort to address this problem and to protect the patent holders, Shiner Industrial has developed a unique patented anti-counterfeit packaging film. Our film has received several recognition awards from national organizations in the People’s Republic of China and has the beneficial characteristics of other BOPP films, such as heat and temperature resistance, shrink-wrap, flavor and aroma barrier.

Shiner Industrial was nominated as the National Standardization Creator for both coated and anti-counterfeit films by the Industrial’s Standards Administration of the People’s Republic of China (“SAC”) in June 2007. This nomination recognizes that Shiner Industrial’s products are created on the forefront of technology and perfected through its strong technological strength in the functional packaging films industry and heightens the barriers of entry for new market entrants.

In August 2006, we were awarded the 2004-2005 Annual Technology Advancing Certificate by People’s Government of Haikou for our BOPP Laser Holographic anti-counterfeit shrinkable film. Additionally, our BOPP laser anti-counterfeit film was selected to be listed in the China Reputable Products Database by China Enterprises Union on April 18, 2006. In June 2005, we were honored as the National New Product by The Ministry of Science and Technology of the People’s Republic of China and Ministry of Commerce of the People’s Republic of China for our BOPP laser anti-counterfeit film.

We believe that in the next five years, anti-counterfeit film products will play a much larger role in our sales growth. As such, we have formed a marketing team that targets well-known brand liquor and tobacco companies as well as the entertainment industry to cover such products as DVDs and CDs.

Color Printing

While the color printing industry tends to have a high degree of price elasticity, our customers are generally brand name consumer goods companies that seek quality printing. Through our market research, we identify potential customers and marketing is often performed together with the coated and BOPP film teams by making joint sales calls.

International

In late 2004, we began to attend international packaging exhibitions and trade fairs held in Europe and the Americas, mainly to inform global customers of our service capabilities and effective distribution system in the international market. We also sought to communicate the quality, service and price advantages of our films in a face-to-face setting. This methodology has proven highly effective in gaining new customers, and also in reaching multiple converters and distributors located in the U.S., Europe and South Africa.

In 2006, we spent over $160,000 on international marketing and promotion and we have budgeted $400,000 for such expenses in 2007, which includes travel, industry advertising, and exhibition fees.

Competitive Advantages

We believe that we are able to effectively compete in both the domestic Chinese and international markets by means of proven quality, cost advantages and a service team that addresses customers before, during and after the sale process in order to build long-term customer relationships. Our customer-oriented perspective permeates each business unit and is largely responsible for our ability to penetrate new markets and successfully build on sales to new customers.

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Quality - In the domestic Chinese market, our products generally exceed accepted industry standards, while in the international market, our products have received international and U.S. Federal Drug Administration (“FDA”) certification and have proven to equal or even exceed the quality of industry leaders.

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Price - In the People’s Republic of China, we have lower operating cost basis than most competitors due to economies of scale and the design of our own production lines. In the international market, we are able to take advantage of lower labor and operating costs in comparison with western industry leaders and our prices are approximately 25% lower on same product sales.

•	Customer Service - For each business line, we have an accomplished sales and after-sales service team that is trained to promptly respond to customers.

•	One-Stop Service - By providing film making, packaging, and printing services, we are able save customers both lead-time and costs.

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Research - We have 13 patents, 8 patent applications pending and 2 trademarks issued from the People’s Republic of China. Our research and development team includes over 20 engineers, of which several hold masters degrees in related fields. In 2006, we entered into a five-year research agreement with China’s Science & Technology University, under which we own the proprietary rights to all findings to dedicated research projects, which are undertaken at our request. We will pay estimated fees of $12,850 annually under our research agreement.

Suppliers

Major raw materials required in the manufacturing processes for our packaging products include petroleum-based resins and mixing chemicals, which are primarily supplied to us by large chemical companies. For these raw materials, we generally maintain purchase contracts for a period of no greater than six months. However, for many other materials, we can generally choose from multiple producers and thus orders are placed on an “as-needed” basis monthly.

As all BOPP films, including tobacco and anti-counterfeit, are petroleum based, the effects of any short-term fluctuations in the price of oil will be averaged into the earnings over the period due to the cyclical nature of production, inventory and sales. Any long-term increases in the price of oil will have an adverse impact on our earnings. However, as there are currently no synthetics or substitute materials available in the market, management believes that any long-term increase in the price of oil will be made up for by an increase in sales prices by all producers across the board.

The base material for many of Shiner Industrial’s products are derived from petroleum. Approximately 60% of the raw materials for Shiner Industrial’s BOPP tobacco film operations are imported from multi-national chemical companies such as Exxon Mobil Corporation, Mitsubishi Chemical Corporation, BP p.l.c. and Sumitomo Chemical Co., Ltd. In contrast, only about 7.1% of raw materials for coated films are imported because the current base BOPP film can be supplied through qualified domestic suppliers in the People’s Republic of China. Due to increases in demand for our BOPP tobacco films during 2006, we were forced to purchase 2,800 additional tons of BOPP film from the People’s Republic of China domestic third party sources in order to satisfy the production needs of our coated film business.

Shiny-day purchases all of its raw materials domestically in the People’s Republic of China. There are numerous suppliers for each raw material internationally and in the People’s Republic of China domestic market. We generally select a supplier based on the best combination of quality, price and service. There are no raw materials used in Shiny-day’s production process that are provided by any sole source suppliers.

In the future, we anticipate that our new BOPP film line operated by our Zhuhai subsidiary, with the capacity to provide 7,000 tons of BOPP film annually, will produce enough basic BOPP film to satisfy the needs of the coated film group and color printing group and alleviate the need to source BOPP film from third parties. We estimate that this will save us approximately $65 per ton in raw material costs.

In general, we do not have long term contracts with our suppliers. We maintain relationships with 2 to 3 approved suppliers for each raw material purchased and generally experience no delay in meeting our production needs on a timely basis.

Customers

Our customers are composed mainly of consumer products manufacturers, distributors, printers and converters. About 60% of our customers are located in the People’s Republic of China with the remainder located in Southeast Asia, Europe and North America. While our coated, tobacco, and anti-counterfeit packaging films are sold in the international market, our color printing business mainly serves customers in the People’s Republic of China who are looking for one-stop service to fulfill their printing and packaging needs by a single vendor.

Coated Film - The People’s Republic of China

We are the leading producer of coated films in the People’s Republic of China with approximately 55% of market share of the People’s Republic of China domestic coated film output in 2006. The People’s Republic of China’s domestic competitors exist only in the form of smaller rivals with average capacity of several hundred tons. Approximately 80% of our sales are made directly to customers, with 20% sold through domestic distributors servicing one-off small-scale packaging operations. We believe we are a premier producer of coated films nationally, and enjoy a reputation both for first-rate quality and service.

We maintain contracts with our larger customers generally for periods ranging from six months to one year. Smaller customers, or those that constitute less than 2% of our sales, are subject to pre-payment on all orders. Our largest customer in the People’s Republic of China, Dongguan XuFuJi Foods Co., Ltd. (“XuFuJi”), a manufacturer of snacks and cakes, accounted for approximately 40% of our coated film sales in the People’s Republic of China and 12.5% of our total sales in 2006. While we anticipate that sales to XuFuJi will continue to grow at the rate of 20% annually, we expect sales to XuFuJi to decline as a percentage of our total sales as we continue to grow our customer base.

We enter into contracts bi-annually with XuFuJi based on their six month forecast production needs and work closely with them throughout the year to meet their anticipated needs.

Coated Film - International

During 2006, approximately 10 customers accounted for approximately 20% of our total coated film sales with an average sale amount of $200,000 per customer. Approximately 20% of exported coated films are sold to printing and packaging companies located in the U.S. with the remainder sold to companies located in Southeast Asia, Turkey, South Africa, and Australia. Approximately 50% of exported coated film sales are made to the “converter” industry which represents mass packaging operations mainly in Southeast Asia and Eastern Europe that serve as packaging hubs for products sold in the U.S. and European markets. Rolls of finished coated film are sent to the converters where they print, cut, fold, and insert re-sealable zips to form pouches for such items as dried fruits, nuts, beverages and dairy products such as cheese and yogurt. In 2005 and 2006, our international sales have more than doubled and are expected to account for 50% of all of our coated film sales in 2007 over 2004 sales levels.

BOPP Tobacco Film - the People’s Republic of China

As tobacco remains one of the state-controlled industries in the People’s Republic of China, all of our People’s Republic of China domestic BOPP tobacco film sales are made to provincial cigarette manufacturers who can buy only from pre-approved domestic manufacturers meeting the quality and technical specifications as well as the standard price requirements of the Government. In 2007, we acquired the business of two additional People’s Republic of China provincial cigarette manufacturers and have verbally contracted to sell over 3,500 tons of film to the government of the People’s Republic of China during 2007. In 2006, our sales in the People’s Republic of China accounted for over 80% of BOPP Tobacco sales, or approximately $7.9 million.

BOPP Tobacco Film - International

In the international market, we sell to cigarette manufacturers in South East Asia, Africa and Taiwan. Our largest international customer, Vintaba Tobacco of Vietnam (“Vintaba”), accounted for approximately $1 million in sales during 2006, which represented approximately 12% of our BOPP sales and approximately 3% of overall sales.

Anti-Counterfeit

We introduced anti-counterfeit film products in 2005 as a superior alternative to the industry’s hologram printed films. Our largest customer in the People’s Republic of China domestic market is Shanghai Epic Manufacturing Operations, an affiliate of Sony Music International, and our largest customer in the international market is Vintaba. Our anti-counterfeit product sales more than doubled in 2006 to over $2 million, of which Vintaba accounted for approximately 82% of such sales. A majority of our customers are brand name producers seeking to protect copyrights and reduce the occurrence of pirated product. We plan to target tobacco, alcohol and entertainment companies as sources of new sales.

Color Printing

The main customers of our color printing business are brand-name food and commodity companies in the People’s Republic of China that have strict requirements in terms of quality and service. We believe that our customers are also attracted to the one-stop service that we offer by fulfilling both their packaging film and printing requirements.

Our two largest customers, Guangzhou LiBai Enterprise Group Co., Ltd. (“LiBai”) and the Coconut Palm Group Company Limited (“Coconut Group”), accounted for 79% and 3.3%, respectively, of color printing sales in 2006.  We have a contract with LiBai to continue to meet their operating needs through 2010. Coconut Group generally renews its specific operating needs on a bi-annual basis.

Research and Development

To maintain a competitive advantage in the marketplace and keep pace with current developments, we engage in continuous research and development. We take great pride in our research ability both in the production line and in the finished product. Our internal engineers have designed two of the coated film production lines. By designing our own production lines, we intend to reduce our fixed asset investment by approximately 35% and better meet our specific manufacturing needs. The director of our research department has over 15 years of working experience in the industry.

During 2005 and 2006, we spent approximately $52,400 and $120,600, respectively, on research and development projects with the majority expended on new product trials and experimental manufacturing techniques. In 2007, we plan to spend a minimum of approximately $133,700 in the area of new product trials including fog prevention, high heat shrinkable and powder wrapping films. All research and development costs are funded through our operating cash flow and are expensed as incurred.

In addition to in-house research and development, we have sponsored several projects with research institutions and universities in the People’s Republic of China to which we retain all proprietary rights for the research funded by us. We also have a formal agreement with China’s Science & Technology University through 2010 for which we have proprietary rights to all findings based upon dedicated research conducted on our behalf. We also have informal alliances with Fudan University in Shanghai, Sun Yat Sen University (Zhong Shan) in Guangzhou and Tsinghua University in Beijing.

Intellectual Property

We hold 13 patents on both products and production equipment which have been issued by the State Intellectual Property Office of the People’s Republic of China. We have additional products and production equipment for which 8 patent applications are currently pending and we expect to receive during the first half of 2008. We also have one trademark issued by the State Intellectual Property Office of the People’s Republic of China.

Employees

We have a centralized labor management system for all operating units. Labor and employment affairs of each subsidiary are managed by our central human resources department.

At December 17, 2007, we had 483 full-time employees. Of these employees, 254 employees are employed by Shiner Industrial, 182 employees are employed by Shiny-day and 47 employees are employed by Zhuhai. Modern has no employees. Our employees work in the functional units as indicated in the table below.

Department	Total Number	Shiner Industrial	Shiny-day	Zhuhai
Management	7	5	2	0
All administration	23	9	10	4
Sales	22	16	6	0
Production	431	224	164	43
Total Employees	483	254	182	47

Government and Environmental Regulation

Through the laws and regulations of the People’s Republic of China and the provincial government of Haikou City government, our products are subject to regulation by governmental agencies responsible for food packaging and hygiene.

In general, the quality and hygiene requirements of customers, especially those located internationally, exceed government requirements in the People’s Republic of China. Our PVDC and all coated films have already met the approval of U.S. FDA requirements as well as those required for food products sold in the European Union.

For the purposes of medical packaging, Shiny-day’s compound film has received certification by China’s Food & Drug Administration.

As such, the business registrations, production process, and certain products are certified on a regular basis and must be in compliance with the state governments and industry agencies. Shiner Industrial has been assessed and certified as meeting the requirements of ISO 9001:2000 for designing and manufacture of BOPP films, PVDC coated film, BOPP laser holographic anti-counterfeit film for package by SGS. The certificate is valid until January 2009.

We are also subject to China’s National Environmental Protection Law as well as a number of other national and local laws and regulations regarding pollutant discharge for air, water and noise pollution. We believe that we are in compliance with such laws and regulations.

In 2007, we incurred approximately $10,000 to comply with governmental and environmental regulations in the People’s Republic of China.

Competition

Coated Film

We are the leading producer of coated films in the People’s Republic of China with domestic competition only in the form of smaller rivals with average capacity of several hundred tons. We believe that we have numerous competitive advantages over our smaller domestic rivals with regard to total capacity, service, market research, quality, research and production line design.

In the international market we face strong competition from industry leaders such as Dupont Energy Co., Innovia Films Ltd. and Exxon Mobil Corporation. Each of these corporations has much larger production capacity than us and have strong reputations as they have significant experience in the coated films market. Distinct from many other Chinese producers, we are able to effectively compete in the international arena. We believe that our combination of internationally-certified product quality with FDA and EEC, experienced after-sales service team and product selection in a low-cost setting continue to attract multinational buyers and propel sales growth.

BOPP Tobacco Film

As tobacco remains a state-owned and operated industry in the People’s Republic of China, the government buys only from approved People’s Republic of China domestic vendors and competition exists only in the form of other domestic film companies. In addition, each province is required to maintain 2 to 3 suppliers, thus competition among qualified players is limited. In the domestic market there are several qualified large producers including:

•	Jian su Zhongda New Material Group Co., Ltd., a Nanjing-based company listed in the Shanghai Stock Exchange. It is the largest manufacturer of BOPP Tobacco film in China;

•	Fo Shan Plastics Group Co., Ltd., listed in Shanghai Stock Exchange;

•	Zhanjiang Packaging Enterprises Ltd., in Guangdong;

•	Yunnan Kunlene Film Industries Co., Ltd., in Yunnan;

•	Yunnan Hongta Plastics Co., Ltd., in Yunnan; and

•	Hubei Firsta Packaging Co., Ltd., in Hubei.

As we have attained certification as a government supplier, a certain level of annual sales are guaranteed to us from the Government. However, the process of maintaining and building the volume of sales has become largely a matter of industry relationships in which we have extensive experience.

In the international market, we face competition from large multi-nationals as well as Southeast Asian and Japanese firms. We believe we have an absolute price advantage over our western competitors due to our lower production costs. Accordingly, it is Asian-based producers that pose the greater degree of competition. As we increase both our production capacity and marketing efforts, we expect our international sales to continue to grow. However, we continue to focus our efforts more on expanding our anti-counterfeit and specialty films as opposed to our international market for BOPP tobacco film.

Anti-counterfeit film

Because our anti-counterfieting product is unique, we do not face direct competition. However, established international producers such as Applied Extrusion Technologies, Inc. and Innovia Films Ltd. do produce their own anti-counterfeit films based mainly on printed holograms, which are relatively simple to duplicate. Rather than direct competition, we are focusing on market awareness and educating buyers as to the superior quality of our products over these hologram-based counterfeit films. The advantages of our BOPP anti-counterfeit laser holograph films include:

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Specially designed BOPP basic film which has all the excellent characteristics of high polish shrinkable films, increasing the aesthetic feeling of packaged products. BOPP basic films can endure oil ink erosion and have a barrier to vapor and oxygen, which will maintain the aroma and extend storage life;

•	The laser holograph layer improves the anti-static ability and prevents the conglutination of films; and

•	To produce BOPP anti-counterfeit films, the manufacturers need to buy BOPP film production lines that are expensive for smaller players in this field.

With traditional laser holography using anti-counterfeit signs, counterfeit manufacturers can easily purchase these signs from the printing companies. In fact, counterfeit manufacturers can even illegally buy the mother board from these printing companies, so that they can be easily copied. In comparison, BOPP laser holograph anti-counterfeit films uses specially designed BOPP basic films and laser holograph technology with secret micro code which effectively prevents the duplication of the design.

Compared with other chemical or oil ink printing anti-counterfeit technology, our products are more environmentally friendly as consumers can directly tear the films and throw them away.

Compared with code and call center technology, it is easier for consumers to identify the products. The consumers do not need to call an anti-counterfeit center as well as having the added benefits of BOPP film.

Color Printing

We are the largest color printing service provider in Hainan province and rank approximately 20th in the overall Chinese market. Due to low operating costs, the printing industry is highly fragmented with approximately 4,000 soft packaging and printing companies in the People’s Republic of China. Total domestic industry sales in the People’s Republic of China for 2006 were approximately $9.5 billion with projected industry annual growth rate of 16.1%.

With over 4,000 domestic printers, competition in the People’s Republic of China is fierce and industry margins are low. Accordingly, we maintain our printing services mainly as a convenience for current film customers who are more concerned with quality, service, and one-stop printing and packaging service than with price.

Large printers in the People’s Republic of China include Huanshan Yongxing in Anhui province whose main customers include The Proctor & Gamble Company and Guanghzhou Langqi, as well as Haining Changhai Packaging and Printing Co., Ltd. in Zhejiang province.

Description of Property

Our properties are located primarily in Haikou City in the Hainan Province and Zhuhai City in the Guangdong Province as described below.

Shiner Industrial

We have been granted the right to use two plots of land in Haikou City by the Municipal Administration of the People’s Republic of China for state-owned land through January 2059 and October 2060 on which we own four buildings dedicated to film production and office facilities. We own three coated film production lines, three anti-counterfeit film production lines, one BOPP tobacco film line and all production equipment and research facilities at the site. We also rent one color printing line from Hainan Rixin Co., Ltd.

Shiny-day

We do not own any land, but rather lease a factory and one color printing line from Hainan Rixin Co., Ltd. for current operations under leases extending through December 31, 2009 for which we pay annual rent and equipment usage fees of approximately $14,000 and $59,000, respectively. At December 17, 2007, we owned one color printing line and related equipment, a warehouse and telecommunications equipment.

Zhuhai

We lease a factory for our production operations in Zhuhai City for a period of 10 years through 2016. Annual rent and equipment usage fees for this space equal approximately $85,000 and $175,000, respectively. We own one BOPP basic film production line in Zhuhai in order to produce our own BOPP basic film and to eliminate the need to source the People’s Republic of China domestically in 2007.

Modern

Modern does not own or rent any property, however, it intends to conduct operations in Shiziling Feidi Industrial Park beginning in October 2008.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus and in conjunction with the unaudited consolidated financial statements and footnotes included in our Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2007 and audited consolidated financial statements and footnotes included in our Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission on July 27, 2007. As a result of our reverse acquisition of the outstanding equity interest of Sino Palace on July 24, 2007, as we previously reported in our Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission on July 27, 2007, upon which the Shiner Group was considered to be the acquirer for financial reporting purposes. Our historical financial statements for any period prior to July 24, 2007 are those of the Shiner Group.

Overview

We develop, manufacture and distribute packaging film and color printed packaging through our four operating subsidiaries, Shiner Industrial, Shiny-day, Zhuhai and Modern. Our products include coated film, shrink film, common film, anti-counterfeit laser holographic film and color printed packaging materials. All of our operations are based in the People’s Republic of China and each of our subsidiaries was formed under the laws of the People’s Republic of China.

We currently conduct our business through the following four operating subsidiaries in China:

•	Shiner Industrial located in Haikou, Hainan province;

•	Shiny-day also located in Haikou, Hainan Province;

•	Zhuhai located in Zhuhai, Guangdong Province; and

•	Modern located in the Shiziling Feidi Industrial Park of Haikou, Hainan Province.

We operate in several markets within the packaging film segment: Bi-axially Oriented Polypropylene or BOPP based films, coated films, anti-counterfeit films and color printed packaging materials. For the nine months ended September 30, 2007, color printed packaging products made up approximately 40% of our revenues, BOPP tobacco film made up approximately 21.5% of our revenues, coated film accounted for approximately 35% of our revenues and anti-counterfeit film sales equaled approximately 3.5% of our revenues.

At September 30, 2007, our production capacity consisted of:

•	Three coated film lines with total capacity of 6,000 tons a year;

•	One BOPP tobacco film production line with total capacity of 3,500 tons a year;

•	One BOPP film production line with capacity of 7,000 tons a year;

•	Three color printing lines; and

•	Three anti-counterfeit film lines.

We are targeting growth through three main channels: (i) continuing our efforts to gain international market share in coated film through better pricing strategy and excellent after-sale service; (ii) expanding sales in anti-counterfeit film, especially to high-end brand spirits and cigarette manufacturers; (iii) the development of next generation films, and (iv) acquisition of an anticounterfeit technology company.

Critical Accounting Policies

In presenting our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it will likely result in a material adverse impact to our consolidated results of operations, financial position and in liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

Use of Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of long-lived assets, and allowance for doubtful accounts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Areas that require estimates and assumptions include valuation of accounts receivable and inventory, determination of useful lives of property and equipment, estimation of certain liabilities and sales returns.

Allowance For Doubtful Accounts

The Company continually monitors customer payments and maintains a reserve for estimated losses resulting from its customers’ inability to make required payments. In determining the reserve, the Company evaluates the collectibility of its accounts receivable based upon a variety of factors. In cases where the Company becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due. For all other customers, the Company recognizes allowances for doubtful accounts based on its historical write-off experience in conjunction with the length of time the receivables are past due, customer creditworthiness, geographic risk and the current business environment. Actual future losses from uncollectible accounts may differ from the Company’s estimates.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The Company evaluates its ending inventories for estimated excess quantities and obsolescence. The Company’s evaluation includes the analysis of future sales demand by product, within specific time horizons. Inventories in excess of projected future demand are written down to net realizable value. In addition, the Company assesses the impact of changing technology on inventory balances and writes-down inventories that are considered obsolete. Inventory obsolescence and excess quantities have historically been minimal.

Long-Lived Assets

The Company periodically assesses potential impairments to its long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires, among other things, that an entity perform an impairment review whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. Factors considered by the Company include, but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business; and significant negative industry or economic trends. When the Company determines that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment loss. An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair market value of the asset, based on the fair market value if available, or discounted cash flows. To date, there has been no impairment of long-lived assets.

Property and equipment: Useful lives of property and equipment is based on historical experience and industry norms. Changes in useful lives due to changes in technology or other factors can affect future depreciation estimates.

Revenue Recognition

Our revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.  The company’s sales contracts do not have any special terms or right of return. The Company does not offer any volume rebates to its customers. Sales are recorded net of Value Added Tax. Sales returns and allowances have historically been insignificant.

Recent Accounting Pronouncements

Fair Value Measurements

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. We are currently evaluating the impact, if any, that SFAS No. 157 will have on our consolidated financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are analyzing the potential accounting treatment.

Considering the Effects of Prior Year Misstatements in Current Year Financial Statements

In September 2006, the SEC SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. We adopted SAB 108 in the fourth quarter of 2006 with no impact on our consolidated financial statements.

Results of Operations

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006	$ Change	% Change
Revenues	$27,630,207	$24,146,061	3,484,146	14.4%
Cost of Goods Sold	22,996,228	19,171,705	3,824,523	20.0%
Gross Profit	4,633,979	4,974,356	(340,377)	(6.8)%
Selling, General and Administrative Expenses	2,026,069	1,965,532	60,537	3.1%
Interest Expense (net)	49,052	32,985	16,067	48.7%
Other Income (Expense)	496,692	123,918	372,774	300.8%
Income Tax Expense	245,979	157,058	88,921	56.62%
Net Income	2,675,284	2,933,367	(258,083)	(8.8)%

Revenues

The increase in revenues for the nine months ended September 30, 2007 compared to the same period last year was largely due to a 37.8% rise in coated film sales and a 19% increase in tobacco BOPP sales. The increase in revenues was due to higher sales volumes and increases in the average unit prices. For BOPP products, we derived a gain of $60,000 from an increase in average unit price, and $1,148,000 from an increase in sales volume. Coated film sales grew by $466,666 due to higher unit prices and $2,125,333 due to higher sales volumes. These increases were offset by decreases in color sales printing during the first and second quarter of 2007 due to lower sales to Libai, a major household chemicals manufacturer in China.

Cost of Goods Sold

Cost of goods sold during the nine months ended September 30, 2007 were 83.2% of revenues as compared to 79.4% of revenues during the nine months ended September 30, 2006. Higher costs were due to the increase in the prices of raw materials, such as polypropylene, a raw material that is derived directly from crude oil and is subject to the price increases that crude oil has experienced throughout the world.

Gross Profit

Our gross profit for the nine months ended September 30, 2007 was $4,633,979, representing a gross margin of 16.8%, a decrease of 3.8% from the gross margin of 20.6% for the nine months ended September 30, 2006. The decrease in gross margin is a direct result of the increase in the costs of raw materials.

Selling, General and Administrative Expenses (SG&A)

Our selling, general and administrative expenses increased by 3.1% or $60,537 to $2,026,069 for the nine months ended September 30, 2007 compared to $1,965,532 for the nine months ended September 30, 2006. General and administrative expenses include rent, management and staff salaries, general insurance, marketing, accounting and legal expenses. Selling expenses for the period decreased by 27.6% to $835,176 in comparison to the same period last year due to a 34% decrease in freight costs. During this period, we continued to implement better cost controls and management. During nine months ended September 30, 2007, we more effectively controlled travel and entertainment expenses. The increase in general and administrative expense is mainly due to $133,333 of expenses related to the opening of the new facility in Zhuhai and the raises of key employees’ salaries and social insurance. We anticipate that salary expense will continue to increase as sales increase. Research and development expenses will also increase as we work to bring new products to the market. We intend to control increases in other administrative expenses in order to partially offset these increases.

Interest Expense

The increase in interest expense during the nine months ended September 30, 2007 was the result of a new bank loan in the principal amount of RMB 6,000,000, or approximately $800,766, that we received in December 2006.

Other Income (Expense)

The increase in Other Income was due to proceeds we received from the disposal of some obsolete raw materials and products in 2007.

Income Tax Expense

The effective tax rate for the nine months ended September 30, 2007 was equivalent to 8.4% as opposed to 5.1% for the nine months ended September 30, 2006. Since we operate in a privileged economic zone, we will continue to enjoy certain tax privileges albeit at a reduced rate.

Net Income

The decrease in net income during the nine months ended September 30, 2007 is attributable to lower revenues from the color printing segment during the first and second quarters of 2007, higher raw material prices, a 13.3% decrease in the operating income, higher exchange loss and an increase in the income tax burden.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

	Year Ended December 31, 2006	Year Ended December 31, 2005	$ Change	% Change
Revenues	$33,951,965	$27,854,924	$6,097,041	21.9%
Cost of Goods Sold	27,328,787	21,986,202	5,342,585	24.3%
Gross Profits	6,623,178	5,868,722	754,456	12.9%
Selling, General and Administrative Expenses	2,773,496	2,462,923	310,573	12.6%
Interest Expense (net)	329,087	407,421	(78,334)	(19.2%)
Other Income (Expense)	278,545	109,002	148,354	155.5%
Income Tax Expense	214,504	-	214,504	-
Net Income	3,561,335	3,105,268	456,067	14.7%

Revenues

The primary reasons for the increase of revenues for the year ended December 31, 2006 were (i) a 29.5% or $3.12 million increase in sales to Libai, our largest color printing client, and (ii) a 41.6 % or $1.02 million growth in coated film sales.

International sales for the year ended December 31, 2006 were $6.02 million, accounting for approximately 17.7 % of total revenues in comparison to $4.23 million or approximately 15.2 % of total revenues for 2005, an increase of 42.3%. International sales increased in 2006 due to increased international marketing efforts, especially in relation to coated film sales.

Cost of Goods Sold

Cost of goods sold during the year ended December 31, 2006 were 80.5% of revenues as compared to 78.9% of revenues during the year ended December 31, 2005. Higher costs were due to the increase in the prices of raw materials, such as polypropylene that comes from crude oil. The price of polypropylene is directly affected by the floating of crude oil price. Compared with 2005, the price of main raw materials increased by approximately 8.5% during 2006.

Gross Profit

Our gross profit during the year ended December 31, 2006 was $6,623,178, representing a gross margin of 19.5%, a decrease of 1.6% from gross margin of 21.1% that we experienced during the year ended December 31, 2005. The decrease in gross margin can be attributed to the increase in the costs of raw materials.

Selling, General and Administrative Expenses

Our general and administrative expenses increased by 19.1% or $191,649 to $1,194,911 for the year ended December 31, 2006 compared to $1,003,262 for the year ended December 31, 2005. General and administrative expenses include rent, management and staff salaries, general insurance, marketing, accounting and legal expenses. Selling expenses for 2006 increased by 8.2% to $1,578,585 in comparison to 2005 due to a 21.9% increase in sales during 2006. During 2006, we continued to implement better cost controls and management. In the year ended December 31, 2006, we more effectively controlled travel and entertainment expenses. The increase in general and administrative expense is mainly due to the raises of key employees’ salaries and social insurance. We anticipate that salary expense will continue to increase as sales increase. Research and development expenses will also increase as we work to bring new products to the market. We intend to control increases in other administrative expenses in order to partially offset these increases.

Interest Expense

Lower interest expense during the year ended December 31, 2006 was mainly the result of repayment of $1,825,120 debt, replaced by a new loan of $366,000. Interest expense declined by $ 78,334 in the year ended December 31, 2006.

Other Income (Expense)

The increase in Other Income was due to sale of leftover materials and unusable film. The prices of these materials have increased because of an increase in the price of oil in the same period.

Income Tax Expense

The effective tax rate for the year ended December 31, 2006 was equivalent to 5.7% as opposed to 0.0% for the year ended December 31, 2005. Since we operate in a privileged economic zone, we will continue to enjoy certain tax privileges albeit at a reduced rate.

Net Income

The increase in our net income in 2006 as compared to 2005 resulted from a 14.7% increase in our operating income from $3,405,799 for 2005 to $3,849,682 for 2006, a decrease of $78,334 in Interest Expense in 2006 and an increase of $148,354 in Other Income in 2006, offset by an increase in income tax expense from $0 for 2005 to $214,504 for 2006.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the nine months ended September 30, 2007 that have, or are reasonably likely to have, a current or future affect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our interests.

Liquidity and Capital Resources

Cash Flows

At September 30, 2007, we had $929,884 cash and cash equivalents on hand. Our principal demands for liquidity are to increase capacity, raw materials purchase, sales distribution and the possible acquisition of new subsidiaries in our industry as opportunities present themselves, as well as general corporate purposes. At September 30, 2007, we had one short-term loan of $800,766, with an interest rate of 6.732%, originally due July 15, 2007 and collateralized by our buildings, land use rights and equipment. The maturity date of the loan was extended to January 15, 2008. At September 30, 2007, we had working capital of $5,984,591, an increase of $2,697,776 on our working capital at December 31, 2006.

On October 22, 2007, we completed the closing of a private placement offering of units pursuant to which we sold an aggregate of 3,500,000 units at an offering price of $3.00 per unit for aggregate gross proceeds of $10,500,000. Each unit consisted of one share of our common stock, par value $.001 per share, and a three year warrant to purchase 15% of one share of our common stock at an exercise price of $6.00 per share. Accordingly, we issued an aggregate of 3,500,000 shares of our common stock and warrants to purchase 525,000 shares of our common stock to the 76 accredited investors who participated in this offering. In addition, we compensated four dealers that assisted us in the sale of securities in this private placement offering by (i) paying them cash equal to 8% of the gross proceeds from the sales of units placed and (ii) issuing them warrants to purchase that number of shares of our common stock equal to 15% of the units placed. The warrants granted to these finders have the same terms and conditions as the warrants granted in the offering. We anticipate that the net proceeds of this private placement offering will be used in the following manner:

•	$3,500,000 for the purchase of the currently leased BOPP production line in Zhuhai;

•	$1,140,000 for the acquisition of the fourth coated film line;

•	$400,000 for coated and anti-counterfeit films R&D; and

•	$400,000 for marketing.

The remaining amount will be used for working capital and acquisition of an anti-counterfeit partner with strong distribution channels. We intend to meet our liquidity requirements for the next twelve months, including capital expenditures related to the purchase of equipment, purchase of raw materials, and the expansion of our business, through cash flow provided by operations and our existing cash and cash equivalents. We anticipate that we have adequate working capital to fund our operations and growth for at least the next twelve months.

Net cash provided by operating activities for the nine months ended September 30, 2007 was primarily due to our net income, depreciation of $490,344, a decrease in advances to suppliers of $215,631, an increase in accounts payable of $616,955, an increase in other payables of $2,556,195 and an increase in unearned revenue of $744,938, offset by an increase in accounts receivables of $436,192 and an increase in inventory of $1,959,974.

Net cash used in investing activities during the nine months ended September 30, 2007 was due to the acquisition of property and equipment for $201,730 offset by collections of $18,186 on notes receivable.

Net cash used in financing activities during the nine months ended September 30, 2007 was due to $3,604,422 used in the repayment of related parties’ (stockholder’s) advances and $1,618,945 used in the payment of dividends offset by $223,526 in capital contributions that we received from one of our shareholders.

Assets

As of September 30, 2007, our accounts receivable increased by $732,593 compared with the balance as of December 31, 2006. The increase in accounts receivable at September 30, 2007 was due to increased sales compared to the same period in 2006. We intend to continue our efforts to maintain accounts receivable at reasonable levels in relation to our sales. Other receivables fell by $51,759 in the same period. Advances to suppliers decreased by $165,861 while inventory increased by $2,214,974 during nine months ended September 30, 2007. Our inventory increased during this period as we purchased more raw materials than we normally require in anticipation of increases in the price of crude oil in the international market.

Liabilities

Our accounts payable increased by $829,366 in the nine months ended September 30, 2007. Other payables increased by $2,649,042 as a result of short-term borrowings from unrelated companies. Unearned revenues (payments received before all the relevant criteria for revenue recognition are satisfied) grew by $779,096 and tax and welfare payable increased by $165,086 over the same period.

The majority of our revenues and expenses were denominated primarily in Renminbi (“RMB”), the currency of the People’s Republic of China. There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. We do not engage in currency hedging. Inflation has not had a material impact on our business.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following sets forth certain biographical information concerning our directors and executive officers as of January 28, 2008:

Name	Position	Age
Jian Fu	Chief Executive Officer and Director	44

XueZhu Xu	Chief Financial Officer	45

MingBiao Li	Vice President of Technology	42

Ying Yuet	Chairman of the Board of Directors	54

Brian G. Cunat	Director	51

Joseph S. Rizzello	Director	60

Arnold Staloff	Director	63

Jian Fu, 44, has served as our Chief Executive Officer since July 2007. Prior to that, Mr. Fu served as Chief Executive Officer and a director of Sino Palace Holdings Limited from January 2004 to July 2007. He worked at Hainan Plastic Industrial Co., Ltd. as Vice-Chairman of the Hainan Modern Technology Group from 1998 to December 2003 and as General Manager from 1985 to 1997. Mr. Fu received his undergraduate degree in Plastic Engineering Technique from South China Institute of Technology in 1985. He received an Advanced Certificate of MBA studies from Renmin University in 2004.

XueZhu Xu, 45, has served as our Chief Financial Officer since July 2007. Prior to that, Ms. Xu served as Chief Financial Officer of Sino Palace from January 2004 to July 2007. She worked at Hisense Company Limited as Chief Financial Officer from 1996 to December 2003. From 1990 to 1996 Ms. Xu worked as Accounting Manager at Hainan Hisense Group. She worked as the Accounting Manager in Hainan WenChang Foreign Trade Co. from 1981 to 1990. Ms. Xu graduated from Hainan Supply and Marketing School in 1981 with a Bachelor’s Degree in Accounting. She received an Advanced certificate of MBA studies from Renmin University in 2004.

MingBiao Li, 42, has served as our Vice President of Technology since July 2007. Prior to that, Mr. Li served as General Manager of Hainan Shiner Technology Co., Ltd. from January 2003 to March 2005 and Chairman of Hainan Shiner Co. Ltd. from July 2004 to July 2007. He served as Chairman of the Board of the Color Printing Packaging Co. Ltd. from September 2003 to May 2004. From October 1997 to December 2002, he worked in Hainan Weilin Electron Co. as General Manager. Mr. Li served as Section Chief of the Project Investment and Evaluation group of the Guangxi Auto & Tractor Research Institution from 1995 to 1997. From 1990 to 1995, he headed up the automated equipment group at the Guangxi Auto & Tractor Research Institution. Mr. Li graduated from Tsinghua University in 1987 with a Bachelor’s degree in Automotive Engineering. He later obtained his Master’s in Transport Engineering from Beijing University in 1991.

Ying Yuet, 54, has served as our Chairman since July 2007. Prior to that, Mr. Ying served as Chairman and a director of Sino Palace from January 2004 to July 2007. He served as Chairman of Nainan Modern Technology, the State-Owned predecessor company of Sino Palace from 1996 to December 2003. Mr. Ying received his Bachelor’s Degree in Management from the Institute of the CPC Party School in April 2004. He received an Advanced certificate of MBA studies from Renmin People’s University in 2004 during a one-year study program he attended.

Brian G. Cunat, 51, has served as the President of Cunat, Inc., a land development, construction and property management firm since 1976. Since October 2007, he also has served as Chairman of Golden Eagle Community Bank, a full service bank that he founded. From 1996 to November 2005, he was the Vice Chairman of the Board for Illinois State Bank, a bank that he founded in 1996. From 1993 to March 2004, Mr. Cunat was President of Royal Japan Corporation, a real estate development and property management firm based in Japan. In 1991, he founded Shamrock Health & Fitness Corporation, a full service health and fitness club. In 1984, he founded Westlane Bowling Center, a successful bowling facility business where he served as its President from inception to January 2006. Mr. Cunat has been active on many charitable and community organizations, including Kiwanis International President, Family Services and Community Mental Health, Home Builders Association, and Chicagoland Apartment Association. In 1997, he received the Entrepreneur of the Year Award from Ernst and Young and Inc. Magazine.

Joseph S. Rizzello, 60, has served as the Chief Executive Officer of National Stock Exchange, Inc. (“NSX”), the first all-electronic stock exchange in the United States and one of the largest stock markets in the United States since October 2006. Mr. Rizzello also has currently served as the Chairman of the Board of Directors and Chief Executive Officer of NSX Holdings, Inc., the parent company to NSX, since October 2006. Prior to that, Mr. Rizzello served as Special Advisor to the NSX Chief Executive Officer and Board of Directors from September 2004 to October 2006. He served as a Director on NSX’s Board from January 2002 to September 2004. From January 2001 to December 2003, Mr. Rizzello was Managing Director of Pershing LLC, a Bank of New York subsidiary and a leading global provider of securities processing and investment-related products and services. In addition, he served as President of Pershing Trading Company, LP (PTC) from January 2002 to December 2003. Before joining Pershing, Mr. Rizzello served as a Principal at Vanguard Brokerage Services (VBS), the brokerage arm of The Vanguard Group, Inc., in charge of Vanguard’s broker-dealer from 1998 to 2001. Earlier in his career, he served as Executive Vice President of Business Development, Products Development and Strategy at the Philadelphia Stock Exchange from 1985 through 1998 and President of the Philadelphia Board of Trade, the Philadelphia Stock Exchange’s futures subsidiary from 1987 through 1998. Mr. Rizzello was employed by Thomson McKinnon Securities, Inc. from 1974 to 1985 and served as Vice President of Sales and Branch Manager, where he built one of the firm’s top producing offices. In addition, Mr. Rizzello has served on a number of boards including the International Visitors Council, the Community College of Philadelphia Foundation, Temple University’s Business Curriculum Advisory Board and the Philadelphia chapter of the Pennsylvania Partnership on Economic Education.

Arnold Staloff, 63, has served on the Board of Directors of Lehman Brothers Derivative Products Inc. since 1998, Lehman Brothers Financial Products Inc. since 1994 and Exchange Lab Inc. since September 2001. Mr. Staloff served as Chairman of SFB Market Systems, Inc., a firm that manages all options symbols within the United States, from December 2005 to May 2007. He served as President and Chief Executive Officer of Bloom Staloff Corporation, an equity and options market making firm and foreign currency options floor broker from 1990 to February 2003. Throughout various periods of time from 1990 to 2003, Mr. Staloff served as a member of the Board of Governors, Executive Committee and Chairman of the Foreign Currency Options Committee of the Philadelphia Stock Exchange and its Finance, Marketing, Steering and New Products Committees. In 1995, Mr. Staloff was featured as the inventor of currency options in “The Vandals’ Crown” (Millman, Free Press, 1995). From 1989 to 1990, Mr. Staloff served as President and Chief Executive Officer of Commodity Exchange Inc. Prior to that, Mr. Staloff served as an officer of the Philadelphia Stock Exchange from 1971 to 1989. He served as the President of the Philadelphia Board of Trade from 1985 to 1989. From 1968 to 1971, Mr. Staloff began his career with the U.S. Securities and Exchange Commission, Trading and Markets Division. In addition, Mr. Staloff has served as a board member of other organizations such as the Options Clearing Corporation, the Composite Tape Association, the Options Price Reporting Authority, the National Futures Association, the Swiss Commodities, Futures and Options Association, and the Variety Club for Handicapped Children. Mr. Staloff holds a Bachelor of Business Administration from the University of Miami.

Our directors are elected by the vote of a plurality in interest of the holders of our voting stock and hold office for a term of one year and until a successor has been elected and qualified. Our executive officers are appointed annually by the Board of Directors, at our annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board. Messrs. Cunat, Rizzello and Staloff qualify as “independent” directors within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

Code of Ethics

On November 28, 2007, our board of directors adopted a Code of Conduct applicable to all members of the board of directors, our executive officers and employees. The Code of Conduct is filed as Exhibit 14.1 to this Registration Statement and is incorporated herein by reference. Our Code of Conduct is available on our website at http://www.shinerinc.com.

Committees of the Board of Directors

The board of directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee is responsible for recommending independent auditors for selection by the board of directors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring our financial policies and internal control procedures, and reviewing and monitoring the provisions of non-audit services performed by our independent auditors. The Compensation Committee is responsible for reviewing and recommending salaries, bonuses and other compensation for our officers. The Compensation Committee is also responsible for the administering our stock option plan and for establishing terms and conditions of all stock options granted under this plan.  The Nominating Committee is responsible for reviewing and recommending directors to be nominated to the board of directors. All of the members of the Audit Committee, the Compensation Committee and the Nominating Committee are non-employee directors. Mr. Staloff has been appointed to sit on the audit committee to serve as the audit committee financial expert. Mr. Staloff is considered independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards, as amended.

Our Board of Directors has appointed the following members to following designated committees:

Audit:	Messrs. Cunat, Rizzello and Staloff, with Mr. Staloff as Chairman.

Compensation:	Messrs. Cunat, Rizzello and Staloff, with Mr. Rizzello as Chairman.

Nominating:	Messrs. Cunat, Rizzello and Staloff, with Mr. Cunat as Chairman.

Audit Committee Financial Expert

The board of directors has an Audit Committee, which is comprised of Messrs. Cunat, Rizzello and Staloff. The board of directors has examined the composition of the Audit Committee in light of the listing standards of the Nasdaq Stock Market and the regulations under the Exchange Act applicable to audit committees. Based upon this examination, the board of directors has determined that each of the Audit Committee members is an “independent” director within the meaning of such listing standards and the Exchange Act and the rules and regulations thereunder. Mr. Staloff qualifies as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our former executive officer by any person for all services rendered in all capacities to us for the fiscal year ended December 31, 2006.

Name and Principal Position	Fiscal Year	Salary	Bonus	Total
		($)	($)	($)
Zubeda Mohamed-Lakhani, Former President and Chief Executive Officer[1]	2006	0	0	0

1 Ms. Mohamed-Lakhani resigned as our President and Chief Executive Officer on July 24, 2007. Ms. Mohamed-Lakhani was our sole executive officer for the fiscal year ended December 31, 2006 and did not receive any compensation for services provided to us. We did not have any employment or consulting agreement with Ms. Mohamed-Lakhani.

The table below summarizes all compensation awarded to, earned by, or paid to our current executive officers by any person for all services rendered in all capacities to the Shiner Group, as our predecessor, for the fiscal year ended December 31, 2006.

Name and Principal Position	Fiscal Year	Salary	Bonus	Total
		($)	($)	($)
Jian Fu1	2006	$3,846	$1,212	$5,058
XueZhu Xu2	2006	$3,690	$1,212	$4,902
MingBiao Li3	2006	$3,644	$1,164	$4,808

[1]
Prior to July 24, 2007, Mr. Fu served as the Chief Executive Officer of Shiner International, Inc., which was acquired by us on July 24, 2007. Compensation in 2006 represented compensation paid to Mr. Fu by the Shiner Group.

[2]
Prior to July 24, 2007, Ms. Xu served as the Chief Financial Officer of Shiner International, Inc., which was acquired by us on July 24, 2007. Compensation in 2006 represented compensation paid to Ms. Xu by the Shiner Group.

[3]
Prior to July 24, 2007, Mr. Li served as the Vice President of Technology of Shiner International, Inc., which was acquired by us on July 24, 2007. Compensation in 2006 represented compensation paid to Mr. Li by the Shiner Group.

Stock Option Grants

We have not granted any stock options to the executive officer since our inception.

Equity Compensation Plan Information

There has been no common stock authorized for issuance with respect to any equity compensation plan as of the fiscal year ended December 31, 2006.

Option Grants During 2006 Fiscal Year

None.

Aggregated Option Exercises During 2006 Fiscal Year and Fiscal Year-End Option Values

None.

Employment Agreements

We currently have employment agreements with our executive officers, but do not provide for any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

The current annual compensation for our executive officers for the fiscal year ended December 31, 2007 is as follows:

Fu Jian, our Chief Executive Officer, will receive an annual base salary of $5,162, and a performance bonus of $7,788.

XueZhu Xu, our Chief Financial Officer, will receive an annual base salary of $7,629, with a performance bonus of $7,629.

MingBiao Li, our Vice President of Technology, will receive an annual base salary of $4,908, with a performance bonus of $7,470.

Directors’ Compensation

In 2006, our directors did not receive any compensation for their service as directors. On November 19, 2007, four individuals, Jian Fu, Brian Cunat, Joseph Rizzello and Arnold Staloff joined the board of directors. Messrs. Cunat, Rizzello and Staloff each qualify as independent directors under the definition of “independence” as defined in Rule 4200 of the NASDAQ Rules. We have agreed to pay the following annual compensation to our independent directors:

Mr. Staloff will receive $40,000 in cash, to be paid in equal quarterly installments, of which $10,000 will be paid for his services as Chairman of the Audit Committee. In addition, Mr. Staloff received options to purchase 30,000 shares of our common stock, expiring on November 19, 2012, at an exercise price of $7.00 per share, with a three year vesting schedule.

Mr. Cunat will receive $30,000 in cash, to be paid in equal quarterly installments. In addition, Mr. Cunat received options to purchase 30,000 shares of our common stock, expiring on November 19, 2012, at an exercise price of $7.00 per share, with a three year vesting schedule.

Dr. Rizzello will receive $30,000 in cash, to be paid in equal quarterly installments. In addition, Mr. Rizzello received options to purchase 30,000 shares of our common stock, expiring on November 19, 2012, at an exercise price of $7.00 per share, with a three year vesting schedule.

Mr. Yuet, the Chairman of our board of directors, will receive $5,703.00 in cash, to be paid in equal monthly installments. In addition, Mr. Yuet will receive an bonus of $10,331 for the fiscal year ended December 31, 2007.

Our remaining directors will not receive any additional compensation for their service as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 28, 2008, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

		Number of Shares	Percent of Shares
Title of		Beneficially	Beneficially
Class	Name of beneficial owner[1]	Owned	Owned[2]

Common Stock	Jian Fu	0	*

Common Stock	XueZhu Xu	0	*

Common Stock	MingBiao Li	0	*

Common Stock	Ying Yuet	11,518,408	46.73%

Common Stock	Brian Cunat	0	*

Common Stock	Joesph Rizzello	23,000	*

Common Stock	Arnold Staloff	82,534	*

Common Stock	All officers and directors (7 persons)	11,623,942	47.13%

*	Less than 1 percent

[1]	Except as otherwise indicated, the address of each beneficial owner is c/o 9/F. Didu Bldg. No. 2. North Longkun Road, Haikou Hainan, China.

[2]
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934. Unless otherwise noted, we believe that all person named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

SELLING STOCKHOLDERS

Of the 4,470,050 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Number of Shares to be Sold in the Offering” on the table set forth below, 3,500,000 shares are issued and outstanding and 970,050 are issuable upon exercise of outstanding warrants. All such securities were issued in connection with our private placement offering that had a final closing in October 2007, in which we sold units at $3.00 per share to 76 accredited investors, with each unit consisting of one share of common stock and warrants to purchase 15% of one share of common stock at an exercise price of $6.00 per share. Four dealers, Maxim Group LLC, Four Tong Investments, Ltd., Global Hunter Securities, LLC and Basic Investors, Inc. each received warrants to purchase shares of common stock at $6.00 per share. All of these shares of our common stock are included in this prospectus pursuant to registration rights we granted in this private placement offering.

The following table presents information as of January 28, 2008 and sets forth the number of shares beneficially owned by each of the Selling Stockholders as of such date. The following table assumes that all of the currently outstanding warrants will be exercised into common stock and all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. All information contained in the table below is based upon information provided to us by the Selling Stockholders and we have not independently verified this information. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Name of Selling Stockholder	Total Shares Beneficially Owned Before the Offering**	Number of Shares Offered		Number of Beneficially Shares Owned After the Offering**	Percent of Shares of Beneficially Owned After the Offering**

Arnold Staloff	82,534	82,034	(1)	500	*
M. Craig Aaronberg		40,250	(2)	-	-
Midsouth Investor Fund LP		153,333	(3)	-	-
Wang Jiahua		103,500	(4)	-	-
Michael R. Holly		23,000	(5)	-	-
Andrew J. DeGroat		11,500	(6)	-	-
Thomas M. Conroy		11,500	(7)	-	-
Longview Fund LP		325,834	(8)	-	-
Robert J. Kreb III and Pat Riley		11,500	(9)	-	-
Nancy Palmero and Herman Palmero JTWROS		23,000	(10)	-	-
Domaco Venture Capital Fund		11,500	(11)	-	-
Equity Interest, Inc.		11,500	(12)	-	-
Anthony Polak		23,000	(13)	-	-
Vincent Russo		13,500	(14)	-	-
IRA FBO Ronald M. Lazar Pershing LLC as Cust		11,500	(15)	-	-
RL Capital Partners		34,500	(16)	-	-
Berlin Capital Growth LP		97,750	(17)	-	-
J. George Investments LLC		97,750	(18)	-	-
Robert N. Masucci		59,500	(19)	-	-

Charles M. Hallinan	92,000	(20)	-	-
Wei Li	57,500	(21)	-	-
Chestnut Ridge Partners LP	134,167	(22)	-	-
Jonathan E. Rothschild	11,500	(23)	-	-
SI Private Trust Co FAO JM Smucker CoMaster Trust	209,300	(24)	-	-
Coronado Capital Partners LP	78,200	(25)	-	-
Keegan Family Partnership LP	38,714	(26)
Matt Hayden	38,334	(27)	-	-
David P. Masucci	11,500	(28)	-	-
Robert N. Masucci, Jr.	11,500	(29)	-	-
Far Ventures, LLC	11,500	(30)	-	-
Lake Street Fund, LP	377,583	(31)	-	-
Feliks Zlochistyy	5,750	(32)	-	-
Fred L. Astman Wedbush Securities Inc CTDN IRA R/O Holding 10/13/92	115,000	(33)	-	-
William L. Caton, III Wedbush Securities Inc. CTDN IRA R/O Holding 12/11/92	19,167	(34)	-	-
Gregory Cook Wedbush Securities Inc CTDN IRA Contributory 1/16/02	19,167	(35)	-	-
John Peter Selda Wedbush Securities Inc. CTDN IRA Cont 8/27/96	38,333	(36)	-	-
Clarion World Offshore Fund, Ltd.	46,000	(37)	-	-
Amended and Restated Declaration of Trust of Morton A. Cohen, Dated May 9, 2005	69,000	(38)	-	-
Enable Growth Partners LP	488,750	(39)	-	-
Enable Opportunity Partners LP	57,500	(40)	-	-
Pierce Diversified Strategy Master Fund LLC, Ena	28,750	(41)	-	-
James G. Irvine	11,500	(42)	-	-
Edward B. Newman	23,000	(43)	-	-
Barry Goldin	11,500	(44)	-	-
Norton Hight and Joan Hight JTWROS	11,500	(45)	-	-
Anthony R. & Gabriella Peraccia	11,500	(46)	-	-
Edward H. Margolis	11,500	(47)	-	-
Gary Perez	23,000	(48)	-	-
Lorna Chen	11,500	(49)	-	-
Kalman A. Barson	11,500	(50)	-	-
Allan L. Dorfman	11,500	(51)	-	-
Vanguard Fiduciary Trust Company FBO Joseph S. Rizzello	23,000	(52)	-	-
Allied Diesel Service Inc. Profit Sharing Plan	11,500	(53)	-	-
Dominic F. Nappi, Jr.	11,500	(54)	-	-
James J. Meehan	11,500	(55)	-	-
The Eleanor Mae Daniels Trust	76,667	(56)	-	-
John Lenoard Kenyon	16,000	(57)	-	-

Randall W Hight		11,500	(58)	-	-
TriCap International LLC		11,500	(59)	-	-
Edward Moss and Adena Moss		11,500	(60)	-	-
Whitebox Intermarket Partners, LP		191,667	(61)	-	-
Tom Knox		23,000	(62)	-	-
TJH Knox and B Knox Trust		23,000	(63)	-	-
Inderjit Singh and Jasjit Singh		11,500	(64)	-	-
Maura Kelly		11,500	(65)	-	-
Robert & Sandra Shapiro		11,500	(66)	-	-
Marc Engelbert		11,500	(67)	-	-
Li Su Lian		58,650	(68)	-	-
Xing Die		46,000	(69)	-	-
Wu Shu Qiun		28,750	(70)	-	-
Fu Ji Wei		62,100	(71)	-	-
Xie Jin Mo		26,450	(72)	-	-
Lin Shi Ming		36,800	(73)	-	-
Xing Qing Zheng		28,750	(74)	-	-
Xu Shu Quan		34,500	(75)	-	-
Lin Shu Feng		23,000	(76)	-	-
Maxim Group LLC		111,500	(77)	-	-
Four Tong Investments, Ltd.		96,000	(78)	-	-
Global Hunter Securities, LLC		188,050	(79)	-	-
Basic Investors, Inc.		49,500	(80)	-	-
Total	4,502,050(81)	4,501,550	(81)	500	*

*	Less than 1%

**
Assumes that all securities registered will be sold. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934. Unless otherwise noted, we believe that all person named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(1)
Includes 10,700 shares of common stock issuable upon the exercise of 10,700 warrants. Mr. Arnold Staloff has sole voting and investment power with respect to 81,200 shares of common stock. Mr. Staloff and Mrs. Sharon Staloff have joint voting and investment power with respect to 1,334 shares of common stock.

(2)	Includes 5,250 shares of common stock issuable upon the exercise of 5,250 warrants.

(3)
Includes 20,000 shares of common stock issuable upon the exercise of 20,000 warrants. Mr. Lyman O. Heidke, the general partner of MidSouth Investment Fund, has sole voting and investment power with respect to these shares of common stock.

(4)	Includes 13,500 shares of common stock issuable upon the exercise of 13,500 warrants.

(5)	Includes 3,000 shares of common stock issuable upon the exercise of 3,000 warrants.

(6)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(7)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(8)
Includes 42,500 shares of common stock issuable upon the exercise of 42,500 warrants. The managing member of Longview Fund LP is Viking Asset Management LLC. Mr. Peter T. Benz has sole voting and investment power with respect to these shares of common stock.

(9)
Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Robert J. Kreb III and Pat Riley have joint voting and investment power with respect to these shares of common stock.

(10)
Includes 3,000 shares of common stock issuable upon the exercise of 3,000 warrants. Nancy Palmero and Herman Palmero have joint voting and investment power with respect to these shares of common stock.

(11)
Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.  Mr. Jack Polak, father of Anthony Polak, employed by Maxim Group, LLC, a finder in connection with the October 2007 Private Placement, has sole voting and investment power with respect to these shares of common stock.

(12)
Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.   Mr. Jack Polak, father of Anthony Polak, employed by Maxim Group, LLC, a finder in connection with the October 2007 Private Placement, has sole voting and investment power with respect to these shares of common stock.

(13)
Includes 3,000 shares of common stock issuable upon the exercise of 3,000 warrants. Mr. Anthony Polak, employed by Maxim Group, LLC, a finder in connection with the October 2007 Private Placement, has sole voting and investment power with respect to these shares of common stock.

(14)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(15)
Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Ronald M. Lazar has sole voting and investment power with respect to these shares of common stock. Mr. Lazar is an officer, director, general partner, associated person or employee of a broker-dealer.

(16)
Includes 4,500 shares of common stock issuable upon the exercise of 4,500 warrants. The managing member of RL Capital Partners is RL Capital Management, LLC, the managing members of which are Mr. Ronald Lazar and Mr. Anthony Polak, who have joint voting and investment power with respect to these shares of common stock. Mr. Polak is employed by Maxim Group, LLC, a finder in connection with the October 2007 Private Placement.

(17)
Includes 12,750 shares of common stock issuable upon the exercise of 12,750 warrants. Berlin Capital Growth LP is managed by Berlin Financial, Ltd. Mr. Thomas G. Berlin has sole voting and investment power with respect to these shares of common stock.

(18)
Includes 12,750 shares of common stock issuable upon the exercise of 12,750 warrants. J George Investments LLC is managed by Berlin Financial, Ltd. Mr. Thomas G. Berlin has sole voting and investment power with respect to these shares of common stock.

(19)	Includes 4,500 shares of common stock issuable upon the exercise of 4,500 warrants.

(20)	Includes 12,000 shares of common stock issuable upon the exercise of 12,000 warrants.

(21)	Includes 7,500 shares of common stock issuable upon the exercise of 7,500 warrants.

(22)
Includes 17,500 shares of common stock issuable upon the exercise of 17,500 warrants. The managing entity of Chestnut Ridge Partners LP is Chestnut Ridge Capital, LLC, and Mr. Kenneth Pasternak has sole voting and investment power with respect to these shares of common stock.

(23)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(24)
Includes 27,300 shares of common stock issuable upon the exercise of 27,300 warrants. SI Private Trust Co FAO JM Smucker CoMaster Trust is managed by Coronado Capital Management LLC. Mr. Zachary Easton has sole voting and investment power with respect to these shares of common stock.

(25)
Includes 10,200 shares of common stock issuable upon the exercise of 10,200 warrants. Coronado Capital Partners LP is managed by Coronado Capital Management LLC. Mr. Zachary Easton has sole voting and investment power with respect to these shares of common stock.

(26)	Includes 5,050 shares of common stock issuable upon the exercise of 5,050 warrants.

(27)	Includes 5,000 shares of common stock issuable upon the exercise of 5,000 warrants.

(28)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(29)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(30)
Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Mr. S. Edmond Farber and Mr. Steven M. Farber have joint voting and investment power with respect to these shares of common stock.

(31)
Includes 49,250 shares of common stock issuable upon the exercise of 49,250 warrants.   Lake Street Management, LLC is the general partner of Lake Street Fund, LP, and First Wilshire Securities Management, Inc. has been retained to manage the account. Mr. Scott W. Hood and Mr. Fred L. Astman share voting and investment power with respect to these shares of common stock.

(32)	Includes 750 shares of common stock issuable upon the exercise of 750 warrants. Mr. Feliks Zlochistyy is an employee of First Wilshire Securities Management, Inc., a broker-dealer.

(33)
Includes 15,000 shares of common stock issuable upon the exercise of 15,000 warrants. Fred Astman has sole voting and investment power with respect to these shares of common stock. Mr. Astman is the Chairman of the Board of Directors and an employee of First Wilshire Securities Management, Inc., a broker-dealer.

(34)	Includes 2,500 shares of common stock issuable upon the exercise of 2,500 warrants. William L. Caton has sole voting and investment power with respect to these shares of common stock.

(35)	Includes 2,500 shares of common stock issuable upon the exercise of 2,500 warrants. Gregory Cook has sole voting and investment power with respect to these shares of common stock.

(36)	Includes 5,000 shares of common stock issuable upon the exercise of 5,000 warrants. John Peter Selda has sole voting and investment power with respect to these shares of common stock.

(37)
Includes 6,000 shares of common stock issuable upon the exercise of 6,000 warrants. Clarion World Offshore Fund, Ltd. is managed by Orbital Management Ltd. Mr. Morton A. Cohen has sole voting and investment power with respect to these shares of common stock.

(38)	Includes 9,000 shares of common stock issuable upon exercise of 9,000 warrants. Morton A. Cohen has sole voting and investment power with respect to these shares of common stock.

(39)	Includes 63,750 shares of common stock issuable upon the exercise of 63,750 warrants. Mr. Mitch Levine has sole voting and investment power with respect to these shares of common stock.

(40)	Includes 7,500 shares of common stock issuable upon the exercise of 7,500 warrants. Mr. Mitch Levine has sole voting and investment power with respect to these shares of common stock.

(41)	Includes 3,750 shares of common stock issuable upon the exercise of 3,750 warrants. Mr. Mitch Levine has sole voting and investment power with respect to these shares of common stock.

(42)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(43)	Includes 3,000 shares of common stock issuable upon the exercise of 3,000 warrants. Mr. Newman is an officer, director, general partner, associated person or employee of a broker-dealer.

(44)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(45)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Norton and Joan Hight have joint voting and investment power with respect to these shares of common stock.

(46)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Anthony and Gabriella Peraccia have joint and voting power with respect to these shares of common stock.

(47)
Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Mr. Edward Margolis is a licensed Series 6 representative through GWN Securities, a broker-dealer, and the President of Kades-Margolis Corp., a company that markets 403(b) retirement programs.

(48)	Includes 3,000 shares of common stock issuable upon the exercise of 3,000 warrants.

(49)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(50)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(51)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(52)
Includes 3,000 shares of common stock issuable upon the exercise of 3,000 warrants. Mr. Joseph S. Rizzello is the Chief Executive Officer of National Stock Exchange, Inc., a national securities exchange, which owns a single purpose broker-dealer. Mr. Rizzello has sole voting and investment power with respect to these shares of common stock.

(53)
Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Mr. Ralph A. Darienzo, Sr. and Mr. Ralph A. Darienzo, Jr. have joint voting and investment power with respect to these shares of common stock.

(54)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(55)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(56)
Includes 10,000 shares of common stock issuable upon the exercise of 10,000 warrants. Mr. Gary E. Daniels and Mr. Jesse H. Daniels, as trustees, have joint voting and investment power with respect to these shares of common stock.

(57)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(58)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(59)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Mr. Bidyut Sen has sole voting and investment power with respect to these shares of common stock.

(60)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Edward and Adena Moss have joint voting and investment power with respect to these shares of common stock.

(61)
Includes 25,000 shares of common stock issuable upon the exercise of 25,000 warrants. Whitebox Intermarket Partners, LP is managed by Whitebox Intermarket Advisors LLC, which is managed by Whitebox Advisors, LLC. Mr. Andrew Leaf has sole voting and investment power with respect to these shares of common stock.

(62)	Includes 3,000 shares of common stock issuable upon the exercise of 3,000 warrants.

(63)	Includes 3,000 shares of common stock issuable upon the exercise of 3,000 warrants. Ms. Linda Knox, as trustee, as sole voting and investment power with respect to these shares of common stock.

(64)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Inderjit and Jasjit Singh have joint voting and investment power with respect to these shares of common stock.

(65)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(66)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants. Robert and Sandra Shapiro have joint voting and investment power with respect to these shares of common stock.

(67)	Includes 1,500 shares of common stock issuable upon the exercise of 1,500 warrants.

(68)	Includes 7,650 shares of common stock issuable upon the exercise of 7,650 warrants.

(69)	Includes 6,000 shares of common stock issuable upon the exercise of 6,000 warrants.

(70)	Includes 3,750 shares of common stock issuable upon the exercise of 3,750 warrants.

(71)	Includes 8,100 shares of common stock issuable upon the exercise of 8,100 warrants.

(72)	Includes 3,450 shares of common stock issuable upon the exercise of 3,450 warrants.

(73)	Includes 4,800 shares of common stock issuable upon the exercise of 4,800 warrants.

(74)	Includes 3,750 shares of common stock issuable upon the exercise of 3,750 warrants.

(75)	Includes 4,500 shares of common stock issuable upon the exercise of 4,500 warrants.

(76)	Includes 3,000 shares of common stock issuable upon the exercise of 3,000 warrants.

(77)
Includes 111,500 shares of common stock issuable upon the exercise of 111,500 warrants. Maxim Group LLC served as a finder in the October 2007 Private Placement of common stock. Maxim Group LLC is managed by MJR Holdings LLC. Mr. Michael Rabinowitz has sole voting and investment power with respect to these shares of common stock.

(78)
Includes 96,000 shares of common stock issuable upon the exercise of 96,000 warrants. Four Tong Investments Ltd. served as a finder in the October 2007 Private Placement of common stock. Ming Li has sole voting and investment power with respect to these shares of common stock.

(79)
Includes 188,050 shares of common stock issuable upon the exercise of 188,050 warrants. Global Hunter Securities LLC is a broker-dealer and served as a finder in the October 2007 Private Placement of common stock. Mr. Daniel O. Conwill, IV, Mr. Edward Lainfiesta, and Mr. John Hagestad of Global Hunter Securities LLC share voting and investment power with respect to these shares of common stock.

(80)
Includes 49,500 shares of common stock issuable upon the exercise of 49,500 warrants. Basic Investors, Inc., a broker-dealer, seved as a finder in the October 2007 Private Placement of common stock. Mr. Thomas Landrie, Mr. Richard Beltz, and Mr. Gary Purcell share voting and investment power with respect to these shares of common stock.

(81)	Includes 970,050 shares of common stock issuable upon the exercise of 970,050 warrants.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•
to cover short sales and other hedging transactions made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”);

•	Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the investor of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees, transferees or other successors in interest as Selling Stockholders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholders and/or the purchasers of the securities.

Maxim Group LLC is a registered broker-dealer and NASD member firm and listed as a selling stockholder in this prospectus. Maxim Group LLC served as a finder in our private placement offering completed on October 22, 2007, and received cash fees of $178,400 and warrants to purchase an aggregate of 111,500 shares of our common stock with an exercise price of $6.00 per share. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by Maxim Group LLC.

Four Tong Investments Ltd. is a registered broker-dealer and NASD member firm and listed as a selling stockholder in this prospectus. Four Tong Investments Ltd. served as a finder in our private placement offering completed on October 22, 2007, and received cash fees of $153,600 and warrants to purchase an aggregate of 96,000 shares of our common stock with an exercise price of $6.00 per share. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by Four Tong Investments Ltd.

Global Hunter Securities, LLC is a registered broker-dealer and NASD member firm and listed as a selling stockholder in this prospectus. Global Hunter Securities, LLC served as a finder in our private placement offering completed on October 22, 2007, and received cash fees of $300,880 and warrants to purchase an aggregate of 188,050 shares of our common stock with an exercise price of $6.00 per share. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by Global Hunter Securities, LLC.

Basic Investors, Inc. is a registered broker-dealer and NASD member firm and listed as a selling stockholder in this prospectus. Basic Investors, Inc. served as a finder in our private placement offering completed on October 22, 2007, and received cash fees of $79,200 and warrants to purchase an aggregate of 49,500 shares of our common stock with an exercise price of $6.00 per share. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by Basic Investors, Inc.

The warrants held by Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC and Basic Investors, Inc. expire on October 22, 2010. The shares of common stock issuable upon conversion of the warrants received by Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC and Basic Investors, Inc. are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC or Basic Investors, Inc. as allowed under NASD Rule 2710 (g)(1) and (2).

Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC and Basic Investors, Inc. have each indicated to us their willingness to act as selling agent on behalf of certain of the selling stockholders named in the prospectus under the section titled “Selling Stockholders” that purchased our privately-placed securities. All shares sold, if any, on behalf of selling stockholders by Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC or Basic Investors, Inc. would be in transactions executed by Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC or Basic Investors, Inc. on an agency basis and commissions charged to their customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Neither Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC nor Basic Investors, Inc. has an underwriting agreement with us and/or the selling stockholders and no selling stockholders are required to execute transactions through Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC or Basic Investors, Inc. Further, other than any existing brokerage relationship as customers with Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC or Basic Investors, Inc., no selling stockholder has any pre-arranged agreement, written or otherwise, with Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC or Basic Investors, Inc. to sell their securities through Maxim Group LLC, Four Tong Investments Ltd., Global Hunter Securities, LLC or Basic Investors, Inc.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

Each Selling Stockholder that is affiliated with a registered broker-dealer has confirmed to us that, at the time it acquired the securities subject to the registration statement of which this prospectus is a part, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each Selling Stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our common stock made prior to the date on which such registration statement was declared effective by the SEC.

We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect and (ii) such time as all of the shares have been publicly sold.

DESCRIPTION OF SECURITIES

The following description of our securities and provisions of our articles of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate and bylaws, copies of which have been incorporated by reference as exhibits to the Current Report on Form 8-K filed with the SEC on July 27, 2007. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001. As of January 28, 2008, 24,650,000 shares of common stock were issued and  outstanding and held of record by 107 stockholders.

Under the articles of incorporation and bylaws, holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Holladay Stock Transfer, Inc., 2939 N. 67th Place, Scottsdale, Arizona 85251. Our transfer agent’s telephone number is (480) 481-3940.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Effective on the commencement of operations in July 2005, we began recognizing donated services of $500 per month that Zubeda Mohamed-Lakhani, our president at that time, provided to us. During the year ended December 31, 2006, we recognized $6,000 in donated services.

We incurred indebtedness of $791 to Ms. Mohamed-Lakhani, our president at that time, for expenses she paid on our behalf, which amount was non-interest bearing, unsecured and due on demand. This amount was paid by us in connection with the share exchange transaction.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Unless otherwise provided in our articles of incorporation, we have the power to indemnify any individual made a party to a proceeding because he or she is or was an officer, director, employee or agent of our company against liability incurred in the proceeding, provided that, such individual acted in good faith and in a manner which such person reasonably believed has in the best interests of our company and, in the case of criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding may be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after we receive an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may permit for directors, executive officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders will be passed upon by the law firm of Hale Lane Peek Dennison and Howard, PC, Reno, Nevada.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 have been included herein and in this Registration Statement on Form SB-2 in reliance upon the reports of Goldman Parks Kurland Mohidin LLP, independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form SB-2 we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement, and you should refer to the Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

Our Web site address is http://www.shinerinc.com . The information on our Web site is not incorporated into this prospectus.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Shiner Group

We have audited the accompanying combined balance sheet of Shiner Group as of December 31, 2006, and the related combined statements of income and other comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Shiner Group Limited as of December 31, 2006, and the combined results of their operations and their combined cash flows for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

Goldman & Parks LLP
Tarzana, California
June 10, 2007

SHINER GROUP
COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2006

December 31,
2006

ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$938,268
Accounts receivable, net of allowance for doubtful accounts	6,909,100
Advances to suppliers	1,311,639
Other receivable	440,388
Note Receivable	94,726
Inventory	4,482,772
Prepaid expense and other current assets	33,662

Total current assets	14,210,555

Property and Equipment, net	5,562,946
Deposit	-
Intangible assets	323,503

TOTAL ASSETS	$20,097,004

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,194,865
Other payables	158,359
Unearned revenue	431,799
Accrued payroll	51,115
Short term loans	768,840
Advance from related party	3,536,094
Dividend Payable	1,649,116
Tax and welfare payable	133,552

Total current liabilities	10,923,740

STOCKHOLDERS' EQUITY:
Common stock	16,500
Additonal paid-in capital	1,288,825
Other comprehensive income	431,310
Statutory reserve	1,875,939
Retained earnings	5,560,690
Total stockholders' equity	9,173,264

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,097,004

The accompanying notes are an integral part of these combined financial statements.

SHINER GROUP
COMBINED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 and 2005

	Years Ended December 31,
	2006	2005

Net Revenue	$33,951,965	$27,854,924

Cost of Revenue	27,328,787	21,986,202

Gross profit	6,623,178	5,868,722

Operating expenses
Selling expenses	1,578,585	1,459,661
General and administrative expenses	1,194,911	1,003,262
Total operating expenses	2,773,496	2,462,923

Income from operations	3,849,682	3,405,799

Non-operating income (expense):
Other income (expense)	278,545	109,002
Interest income	1,443	1,510
Interest expense	(330,530)	(408,931)
Exchange Gain (Loss)	(23,301)	(2,112)

Total non-operating income (expense)	(73,843)	(300,531)

Income before income tax	3,775,839	3,105,268

Income tax	214,504	-

Net income	$3,561,335	$3,105,268

Other comprehensive income
Foreign currency translation gain	282,693	148,617

Comprehensive Income	$3,844,028	$3,253,885

Weighted average shares outstanding:
Basic	16,500,000	16,500,000
Diluted	16,500,000	16,500,000

Earnings per share:
Basic	$0.22	$0.19
Diluted	$0.22	$0.19

The accompanying notes are an integral part of these combined financial statements.

SHINER GROUP
COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

			Additional	Other			Total
	Common	Stock	Paid in	Comprehensive	Statutory	Retained	Stockholders'
	Shares	Amount	Capital	Income	Reserve	Earnings	Equity
Balance January 1, 2005	16,500,000	16,500	$1,228,712	$-	$551,844	$2,136,125	$3,933,181

Capital contribution			60,113				60,113

Change in foreign currency translation gain				148,617			148,617

Net income for the year ended December 31, 2005						3,105,268	3,105,268

Transfer to statutory reserve					606,660	(606,660)	-

Balance December 31, 2005	16,500,000	16,500	1,288,825	148,617	1,158,504	4,634,733	7,247,179

Change in foreign currency translation gain				282,693			282,693

Dividends						(1,917,943)	(1,917,943)

Net income for the year ended December 31, 2006						3,561,335	3,561,335

Transfer to statutory reserve					717,435	(717,435)	-

Balance December 31, 2006	16,500,000	16,500	$1,288,825	$431,310	$1,875,939	$5,560,690	$9,173,264

The accompanying notes are an integral part of these combined financial statements.

SHINER GROUP
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 and 2005

	Years Ended December 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,561,335	$3,105,268
Adjustments to reconcile net income to net cash
provided in operating activities:
Depreciation	494,216	440,296
Loss on disposal of property and equipment	17,991	2,613
Amortization	5,948	5,787
(Increase) / decrease in assets:
Accounts receivable	(1,064,201)	717,208
Other receivable	(9,573)	238,993
Subsidy receivable	-	-
Inventory	200,212	(716,452)
Advances to suppliers	(224,483)	(728,296)
Other assets	15,599	66,902
Increase / (decrease) in current liabilities:
Accounts payable	735,793	738,957
Unearned revenue	111,142	231,837
Other payables	(706,358)	(7,444)
Due to related party
Accrued payroll	6,143	5,878
Tax and welfare payable	31,206	(52,288)
Deposit	-	-

Net cash provided by operating activities	3,174,970	4,049,259

CASH FLOWS FROM INVESTING ACTIVITIES
Payments on (issuance of) notes receivable	394,772	(59,385)
Construction-in-process	-	(218,556)
Acquisition of property and equipment	(1,100,933)	(285,795)

Net cash used in investing activities	(706,161)	(563,736)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term loan payable	752,580	-
Repayment of related parties advances	(3,094,115)	(2,849,892)
Dividend payable	(303,703)	-
Capital contribution	-	-

Net cash used in financing activities	(2,645,238)	(2,849,892)

Effect of exchange rate changes on cash and cash equivalents	33,081	20,599

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(143,348)	656,230

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	1,081,616	425,386

CASH & CASH EQUIVALENTS, ENDING BALANCE	$938,268	$1,081,616

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Loan interest paid	$21,841	$-
Notes discount interest paid	$32,794	$34,742
Income taxes paid	$119,230	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Transfer from construction-in-process to property and equipment	$$1,187,706	$-

The accompanying notes are an integral part of these combined financial statements.

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

The accompanying combined financial statements of the Shiner Group (the “Company”) include the accounts of Hainan Shiner Industrial Co., Ltd. (“Shiner”), Hainan Shiny-day Color Printing Packaging Co., Ltd., (“Shiny-day”), Hainan Modern Hi-Tech Industrial Co., Ltd.(“Modern”), and Zhuhai Modern Huano Packaging Co., Ltd. (“Zhuhai”). All four limited liability companies are formed under the laws of the People’s Republic of China (“PRC”). All significant inter-company accounts and transactions have been eliminated in combined financial statements. Shiner and Shiny-day had one common equity holder, Sino Palace Holdings Limited (“Sino Palace”), a British Virgin Islands company. Sino Palace owned 100% of the equity interests of Shiner and Shiny-day. Modern, formed in December 2006, is 40% owned by Shiny-day and 60% owned by Shiner. Zhuhai, formed in January 2007, was 70% owned by Shiner and 30% owned by Hua Hai Sheng Hui (HK) Company Limited (“Hua Hai”) as of March 31, 2007. At June 8, 2007, Hua Hai transferred its 30% equity interest of Zhuhai to Sino Palace. The financial statements are shown on a combined basis as all four companies are under common ownership.

The Company is engaged in research, manufacture, sale, and distribution of packaging film and color printing for the packaging industry.

Basis of Presentation

The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Renminbi; however the accompanying combined financial statements have been translated and presented in United States Dollars ($).

Foreign Currency Translation

As of December 31, 2006, the accounts of the Company were maintained, and their financial statements were expressed in the Chinese Yuan Renminbi (CNY). Such financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards ("SFAS") No. 52, "Foreign Currency Translation," with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income.” Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the income statement.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $52,460 at December 31, 2006.

Advances to Suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. The advances to suppliers amounted to $1,311,639 at December 31, 2006.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower.

Notes Receivable

Notes receivable consist of several notes that are due from third parties that accrue no interest. The notes are generally due within six months from the date of issuance.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Operating equipment	10 years
Vehicles	8 years
Office equipment	5 years
Buildings and improvements	30 years

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

At December 31, 2006, the following are the details of the property and equipment:

December 31, 2006

Operating equipment	$5,411,886
Vehicles	65,943
Office equipment	275,281
Buildings and improvements	1,250,026
7,003,136
Less accumulated depreciation	(1,440,190)
$5,562,946

Depreciation expense for the years ended December 31, 2006 and 2005 was $494,216 and $440,296, respectively.

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2006 there were no significant impairments of its long-lived assets.

Intangible Assets

Intangible assets consist of Rights to use land. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2006 and 2005 were not significant.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. No options have been granted.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Earnings Per Share

Earnings per shares is not presented since these accompanying financial statements are presented on a combined basis and presenting earnings per share based on the total shares outstanding among the four combined entities would not be meaningful.

Foreign Currency Transactions and Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company is Chinese Renminbi. The unit of Renminbi is in Yuan. Translation gains of $431,310 at December 31, 2006 and March 31, 2007 are classified as an item of other comprehensive income in the stockholders’ equity section of the combined balance sheet. During the years ended December 31, 2006 and 2005, other comprehensive income in the combined statements of income and other comprehensive income included translation gains of $282,694 and $148,616, respectively.

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company has determined that it has two reportable segments (See Note 13).

Recent Pronouncements

Fair Value Measurements

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which   establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its combined financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

In September 2006, the FASB, issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We adopted the provisions of SFAS No. 158 for the year end 2006, and the effect of recognizing the funded status in accumulated other comprehensive income was not significant. The new measurement date requirement applies for fiscal years ending after December 15, 2008.

Fair Value Option for Financial Assets and Financial Liabilities

In February of 2007 the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is analyzing the potential accounting treatment.

Other-Than-Temporary Impairment

FASB Staff Position on FAS No. 115-1 and FAS No. 124-1 (“the FSP”), “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” was issued in November 2005 and addresses the determination of when an investment is considered impaired, whether the impairment on an investment is other-than-temporary and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of other-than-temporary impairments on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance on Emerging Issues Task Force (EITF) Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations. Under the FSP, losses arising from impairment deemed to be other-than-temporary, must be recognized in earnings at an amount equal to the entire difference between the securities cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also required that an investor recognize other-than-temporary impairment losses when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The adoption of this statement will not have a material impact on our combined financial statements.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109.”

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred. Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods. Interpretation 48 is effective for fiscal years beginning after December 15, 2006. The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations. In such instances, the impact of the adoption of Interpretation 48 will result in an adjustment to goodwill. While the Company analysis of the impact of adopting Interpretation 48 is not yet complete, it do not currently anticipate it will have a material impact on the Company’s combined financial statements.

Considering the Effects of Prior Year Misstatements in Current Year Financial Statements

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its combined financial statements.

Note 3 - Inventory

The inventory as of December 31, 2006 consisted of the following:

December 31, 2006

Raw Material	$2,232,647
Work in process	707,457
Finished goods	1,617,188
4,557,292
Less : Obsolescence Reserve	(74,520)
Net Inventory	$4,482,772

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Note 4 - Intangible Assets

Intangible assets at December 31, 2006 were as follows:

December 31, 2006

Rights to use land	$341,862
Less Accumulated amortization	(18,359)
$323,503

Per the People's Republic of China's governmental regulations, the Government owns all land. The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over the period the Company has use of the land which range from 54 to 57 years.

Amortization expense for the Company’s intangible assets for the years ended December 31, 2006 and 2005 amounted to $5,948 and $5,787, respectively.

Amortization expense for the Company’s intangible assets over the next five fiscal years is estimated to be: 2007-$5,787, 2008-$5,787, 2009-$5,787, 2010-$5,787, and 2011-$5,787.

Note 5 - Short-term loans

Short-term loans at December 31, 2006 consist of the following:

December 31, 2007

Short-term bank loan. The term of the loan is from December 15, 2006 to July 15, 2007 with an interest rate of 6.732%. The loan is collateralized by buildings land use rights and machines.	$768,840

Note 6 - Advances from Related Parties.

Advances from related parties at December 31, 2006 of $3,536,094 consist of amount due to certain stockholders of the Company. An advance from one related party bears interest rate of 6.732% and the others are interest free and payable upon demand.

Note 7 - Stockholders’ Equity

At December 31, 2006, two of the combining companies had un-called capital of $480,525.

Note 8 - Income Taxes

Local PRC Income Tax

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33% (30% federal and 3% provincial).

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

	Years Ended
	December 31,
	2006	2005

Tax provision at statutory rate	34%	34%
Foreign tax rate difference	(1%)	(1%)
Effect of tax holiday	(27%)	(33%)
	6%	0%

The Company operates in a privileged economic zone which entitles them to certain tax benefits (tax holiday) as follows:

Shiny-Day - Exempt from provincial tax and 100% exemption from federal tax from January 1, 2005 to December 31, 2006 and 50% exemption from federal tax from January 1, 2007 to December 31, 2009.

Shiner - Exempt from provincial tax and 100% exemption from federal tax from January 1, 2004 to December 31, 2005 and 50% exemption from federal tax from January 1, 2006 to December 31, 2008.

If the Company had not been exempt from paying income taxes due to operating in a privileged economic zone, net income for the year ended December 31, 2006 and 2005 would have been lower by approximately $1,031,000 and $1,025,000, respectively.

Note 9 - Employee Welfare Plans

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees’ salaries to the employee welfare plan. The total expense for the welfare plan was $106,912 and $105,031 for the years ended December 31, 2006 and 2005, respectively. The Company has recorded welfare payable of $15,556 at December 31, 2006, which is included in accrued expenses in the accompanying combined balance sheet.

Note 10 - Statutory Common Welfare Fund

As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

iii.
Allocations of 10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

Pursuant to the new Corporate Law effective on January 1, 2006, there is now only one "Statutory surplus reserve" requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

Pursuant to the "Circular of the Ministry of Finance ( MOF) on the Issue of Corporate Financial Management after the Corporate Law Enforced" (No.67 [2006]), effective on April 1, 2006, issued by the MOF, the companies will transfer the balance of SCWF as of December 31, 2005 to Statutory Surplus Reserve. Any deficit in the SCWF will be charged in turn to Statutory Surplus Reserve, additional paid-in capital and undistributed profit of previous years. If a deficit still remains, it should be transferred to retained earnings and be reduced to zero by a transfer from after tax profit of following years. At December 31, 2006, the Company did not have a deficit in the SCWF. The Company has appropriated $717,435 and $606,660 as reserve for the statutory surplus reserve and welfare fund for the years ended December 31, 2006 and 2005, respectively.

Note 11 - Current Vulnerability Due to Certain Concentrations

Two vendors provided 14% and 11% of the Company’s raw materials for the year ended December 31, 2006. Two vendors provided 13% and 13% of the Company’s raw materials for the year ended December 31, 2005.

Two customers accounted for 37% and 11% of the Company’s sales for the year ended December 31, 2006. Two customers accounted for 40% and 13% of the Company’s sales for the year ended December 31, 2005.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 12 - Contingent Liabilities

At December 31, 2006, the Company is contingently liable to banks for discounted and endorsed notes receivable and to vendors for endorsed notes receivable amounting to $6,308,296. $6,308,296 of the notes were paid by the maker subsequent to the balance sheet dates, respectively.

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Note 13 - Segment Information

The Company’s business segments are packaging film and color printing. The following tables summarize the segment information for years ended December 31, 2006 and 2005:

	12/31/2006	12/31/2005

Revenues from unrelated entities
Color Printing	$14,553,667	$10,999,018
Packaging	19,398,298	16,855,906
	33,951,965	27,854,924

Intersegment revenues
Color Printing	2,845,322	1,727,339
Packaging	-	-
	2,845,322	1,727,339

Total Revenues
Color Printing	17,398,989	12,726,357
Packaging	19,398,298	16,855,906
Less Intersegment revenues	(2,845,322)	(1,727,339)
	33,951,965	27,854,924

Income from operations
Color Printing	1,077,142	514,286
Packaging	2,772,540	2,891,513
	3,849,682	3,405,799

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Interest income
Color Printing	1,384	1,510
Packaging	59	-
	1,443	1,510

Interest Expense
Color Printing	90,039	86,741
Packaging	240,491	322,190
	330,530	408,931

Income tax expense (benefit)
Color Printing	-	-
Packaging	214,504	-
	214,504	-

Net Income
Color Printing	1,083,542	423,354
Packaging	2,477,793	2,681,914
	3,561,335	3,105,268

Provision for depreciation
Color Printing	107,526	100,103
Packaging	386,690	340,193
	494,216	440,296

Total Assets
Color Printing	6,899,087	4,982,671
Packaging	13,197,917	13,370,629
	20,097,004	18,353,300

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Note 14 - Geographical Sales

Geographical distribution of sales to foreign countries which is based on physical shipments to such countries is as follows:

	Years Ended
	December 31,
Geographical Areas	2006	2005

Chinese Main Land	$27,927,943	$23,623,978
Asia	4,106,900	3,658,483
Africa	268,636	61,073
Australia	134,792	23,764
USA	675,866	388,637
South America	52,379	49,978
Europe	785,449	49,011
	$33,951,965	$27,854,924

Notes 15 - Subsequent Event (Unaudited)

At June 8, 2007, Hua Hai Sheng Hui (HK) Company Limited (“Hua Hai”), Zhuhai’s original shareholder, transferred its 30% shares in Zhuhai to Sino Palace, which is the common shareholder of Shiner and Shiny-day.

Shiner International, Inc. formerly known as Cartan Holdings, Inc. (hereinafter referred to as the “Company” or “Shiner”) was incorporated in the State of Nevada on November 12, 2003.

On July 23, 2007, Shiner International, Inc. formerly known as Cartan Holdings, Inc. entered into a share exchange agreement and plan of reorganization with Sino Palace Holdings Limited., a corporation formed under the laws of the British Virgin Islands (“Sino Palace”). Pursuant to the agreement, the Company acquired from Sino Palace all of the issued and outstanding capital stock of each of Hainan Shiner Industrial Co., Ltd. (“Shiner Industrial”) and Hainan Shiny-day Color Printing Packaging Co., Ltd. (“Shiny-day”) as well as all of the issued and outstanding capital stock of their subsidiaries, Hainan Modern Hi-Tech Industrial Co., Ltd. (“Modern”) and Zhuhai Modern Huanuo Packaging Material Co., Ltd. (“Zhuhai”) in exchange for the issuance of an aggregate of 16,500,000 shares of the Company’s common stock to the shareholders of Sino Palace. Shiner Industrial, Shiny-day, Modern and Zhuhai are each Chinese corporations and are referred to collectively as the “Shiner Group.”

Shiner Group
Notes to Combined Financial Statements
For the Years Ended December 31, 2006 and 2005

Concurrently with the closing of the transactions contemplated by the share exchange agreement and as a condition thereof, the Company entered into an agreement with Zubeda Mohamed-Lakhani, the Company’s sole director and chief executive officer, pursuant to which she returned 4,750,000 shares of the Company’s common stock for cancellation. Ms. Mohamed-Lakhani was not compensated in any way for the cancellation of her shares of the Company’s common stock. Upon completion of the foregoing transactions, the Company had an aggregate of 21,150,000 shares of common stock issued and outstanding.

The exchange of shares with the Shiner Group was accounted for as a reverse acquisition under the purchase method of accounting since the Shiner Group obtained control of the Company. On July 24, 2007, Cartan Holdings, Inc. changed its name to Shiner International, Inc. Accordingly, the merger of the Shiner Group into the Company were recorded as a recapitalization of the Shiner Group, the Shiner Group being treated as the continuing entities. The Shiner Group had common shareholders and common management. The historical financial statements presented are the combined financial statements of the Shiner Group. The share exchange agreement has been treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of this transaction, the net liabilities of the legal acquirer were $34,867.

SHINER INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2007

September 30,
2007
(Unaudited)
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$929,884
Accounts receivable, net of allowance for doubtful accounts $67,888	7,641,693
Advances to suppliers	1,145,778
Other receivable	388,629
Note Receivable	80,077
Inventory	6,697,746
Prepaid expense and other current assets	50,679

Total current assets	16,934,486

Property and Equipment, net	5,483,363
Deposit	6,808
Intangible assets	332,190

TOTAL ASSETS	$22,756,847

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,024,231
Other payables	2,807,401
Unearned revenue	1,210,895
Accrued payroll	77,272
Short term loans	800,766
Dividend Payable	730,692
Tax and welfare payable	298,638

Total current liabilities	10,949,895

Commitments and contingencies	-

STOCKHOLDERS' EQUITY:
Common stock, par value $0.001; 75,000,000 shares authorized,
21,150,000 shares issued and outstanding	21,150
Additonal paid-in capital	1,453,754
Other comprehensive income	873,215
Statutory reserve	2,176,687
Retained earnings	7,282,146
Total stockholders' equity	11,806,952

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,756,847

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC.
COMBINED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

	Nine Months September 30,
	2007	2006
	(unaudited)	(unaudited)

Net Revenue	$27,630,207	$24,146,061

Cost of Revenue	22,996,228	19,171,705

Gross profit	4,633,979	4,974,356

Operating expenses
Selling expenses	835,176	1,153,065
General and administrative expenses	1,190,893	812,467
Total operating expenses	2,026,069	1,965,532

Income from operations	2,607,910	3,008,824

Non-operating income (expense):
Other income, net	496,692	123,918
Interest income	12,961	4,175
Interest expense	(62,013)	(37,160)
Exchange loss	(134,287)	(9,332)

Total non-operating income (expense)	313,353	81,601

Income before income tax	2,921,263	3,090,425

Income tax	245,979	157,058

Net income	2,675,284	2,933,367

Other comprehensive income
Foreign currency translation gain	441,905	188,527

Comprehensive Income	$3,117,189	$3,121,894

Weighted average shares outstanding :
Basic	17,675,275	16,500,000
Diluted	17,675,275	16,500,000

Earnings per share:
Basic	$0.15	$0.18
Diluted	$0.15	$0.18

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

	Nine Months Ended September 30,
	2007	2006
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,675,284	$2,933,367
Adjustments to reconcile net income to net cash
provided in operating activities:
Depreciation	490,344	367,073
Amortization	4,645	4,442
(Increase) / decrease in assets:
Accounts receivable	(436,192)	(256,457)
Other receivable	68,553	209,218
Inventory	(1,959,974)	(631,626)
Advances to suppliers	215,631	(730,159)
Other assets	18,275	(54,525)
Increase / (decrease) in current liabilities:
Accounts payable	616,955	1,350,762
Unearned revenue	744,938	(51,053)
Other payables	2,556,195	(703,576)
Accrued payroll	23,522	(43,076)
Tax and welfare payable	156,140	69,608

Net cash provided by operating activities	5,174,316	2,463,998

CASH FLOWS FROM INVESTING ACTIVITIES
Collections on notes receivable	18,186	393,283
Acquisition of property and equipment	(223,526)	(684,610)
Cash acquired with acquisition of Cartan Holdings, Inc.	3,610	-
Short-term Investment	-	(12,490)

Net cash used in investing activities	(201,730)	(303,817)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds form short -term loan	-	374,700
Repayment of related parties advances	(3,604,422)	(2,951,189)
Dividend paid	(1,618,945)	-
Capital contribution	204,446	-

Net cash used in financing activities	(5,018,921)	(2,576,489)

Effect of exchange rate changes on cash and cash equivalents	37,951	33,429

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(8,384)	(382,879)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	938,268	1,081,616

CASH & CASH EQUIVALENTS, ENDING BALANCE	$929,884	$698,737

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Loan interest paid	$42,786	$16,657
Notes discount interest paid	$18,804	$19,963
Income taxes paid	$190,656	$108,661

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Note 1 - Organization and Basis of Presentation

The unaudited consolidated financial statements have been prepared by Shiner International, Inc. (the “Company”), pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Current Report on Form 8-K filed on July 27, 2007. The results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year ending December 31, 2007.

Organization and Line of Business

Shiner International, Inc. formerly known as Cartan Holdings, Inc. (hereinafter referred to as the “Company” or “Shiner”) was incorporated in the State of Nevada on November 12, 2003.

On July 23, 2007, the Company entered into a share exchange agreement and plan of reorganization with Sino Palace Holdings Limited., a corporation formed under the laws of the British Virgin Islands (“Sino Palace”). Pursuant to the agreement, the Company acquired from Sino Palace all of  Sino Palace's equity interest in Hainan Shiner Industrial Co., Ltd. (“Shiner Industrial”) and Hainan Shiny-day Color Printing Packaging Co., Ltd. (“Shiny-day”) as well as all of the outstanding equity interest in their subsidiaries, Hainan Modern Hi-Tech Industrial Co., Ltd. (“Modern”) and Zhuhai Modern Huanuo Packaging Material Co., Ltd. (“Zhuhai”) in exchange for the issuance of an aggregate of 16,500,000 shares of the Company’s common stock to the shareholders of Sino Palace. As of July 23, 2007, Sino Palace owned 100% of the equity interests of both Shiner Industrial and Shiny-day. Shiner Industrial, Shiny-day, Modern and Zhuhai are each Chinese corporations and are referred to collectively as the “Shiner Group.”

Concurrently with the closing of the transactions contemplated by the share exchange agreement and as a condition thereof, the Company entered into an agreement with Zubeda Mohamed-Lakhani, the Company’s sole director and chief executive officer, pursuant to which she returned 4,750,000 shares of the Company’s common stock for cancellation. Ms. Mohamed-Lakhani was not compensated in any way for the cancellation of her shares of the Company’s common stock. Upon completion of the foregoing transactions, the Company had an aggregate of 21,150,000 shares of common stock issued and outstanding.

The exchange of shares with the Shiner Group was accounted for as a reverse acquisition under the purchase method of accounting since the Shiner Group obtained control of the Company. On July 24, 2007, Cartan Holdings, Inc. changed its name to Shiner International, Inc. Accordingly, the merger of the Shiner Group into the Company were recorded as a recapitalization of the Shiner Group, the Shiner Group being treated as the continuing entities. The Shiner Group had common shareholders and common management. The historical financial statements presented are the combined financial statements of the Shiner Group. The share exchange agreement has been treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the date of this transaction, the net liabilities of the legal acquirer were $34,867.

As a result of the reverse merger transactions described above the historical financial statements presented are those of the Shiner Group, the operating entities.

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

The Company is engaged in research, manufacture, sale, and distribution of packaging film and color printing for the packaging industry.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Foreign Currency Translation

As of September 30, 2007, the accounts of the Company were maintained, and their financial statements were expressed in the Chinese Yuan Renminbi (CNY). Such financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder’s equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income.” Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the income statement.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $67,888 at September 30, 2007.

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Advances to Suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down their inventories to market value, if lower.

Notes Receivable

Notes receivable consist of several notes that are due from third parties that accrue no interest. The notes are generally due within six months from the date of issuance.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Operating equipment	10 years
Vehicles	8 years
Office equipment	5 years
Buildings and improvements	20 years

At September 30, 2007, the following are the details of the property and equipment:

Operating equipment	$
Vehicles		68,681
Office equipment		316,930
Buildings and improvements		1,284,654
		7,484,383
Less accumulated depreciation		(2,001,020)
		$5,483,363

Long-Lived Assets

Effective January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2007 there were no significant impairments of its long-lived assets.

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Intangible Assets

Intangible assets consist of Rights to use land. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about fair value of financial instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the nine months ended September 30, 2007 and 2006 were not significant.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. No options have been granted.

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with the SFAS No. 128 (SFAS No. 128), “Earnings Per Share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no options, warrants or dilutive securities outstanding during the nine months ended September 30, 2007 and 2006.

Foreign Currency Transactions and Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company is Chinese Renminbi. The unit of Renminbi is in Yuan. Translation gains of $873,215 at September 30, 2007 are classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet. During the nine months ended September 30, 2007 and 2006, other comprehensive income in the consolidated statements of income and other comprehensive income included translation gains of $441,905 and $188,527, respectively.

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company has determined that it has two reportable segments (See Note 11).

Recent Pronouncements

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which  establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its consolidated financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

In February of 2007 the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities —Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is analyzing the potential accounting treatment.

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Considering the Effects of Prior Year Misstatements in Current Year Financial Statements

In September 2006, the SEC SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its consolidated financial statements.

Note 3 - Inventory

The inventory as of September 30, 2007 consisted of the following:

Raw Material	$2,874,004
Work in process	824,010
Finished goods	3,073,461
6,771,475
Less : Obsolescence Reserve	(73,729)
Net Inventory	$6,697,746

Note 4 - Intangible Assets

Intangible assets at September 30, 2007 were as follows:

Rights to use land	$356,058
Less Accumulated amortization	(23,868)
$332,190

Per the People’s Republic of China’s governmental regulations, the Government owns all land. The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over the period the Company has use of the land which range from 54 to 57 years.

Note 5 - Short-term loans

Short-term loans at September 30, 2007 consist of the following:

Short-term bank loan. The term of the loan is from December 15, 2006 to January 15, 2008 with an interest rate of 6.732%. The loan is collateralized by buildings land use rights and machines.	$800,766

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Note 6 - Income Taxes

Local PRC Income Tax

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33% (30% federal and 3% provincial).

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

	For the Nine Months
	Ended September 30,
	2007	2006
Tax provision at statutory rate	34%	34%
Foreign tax rate difference	(1%)	(1%)
Effect of tax holiday	(25%)	(28%)
	8%	5%

The Company operates in a privileged economic zone which entitles them to certain tax benefits (tax holiday) as follows:

Shiny-day - Exempt from provincial tax and 100% exemption from federal tax from January 1, 2005 to December 31, 2006 and 50% exemption from federal tax from January 1, 2007 to December 31, 2009.

Shiner International - Exempt from provincial tax and 100% exemption from federal tax from January 1, 2004 to December 31, 2005 and 50% exemption from federal tax from January 1, 2006 to December 31, 2008.

The estimated tax savings for the nine months ended September 30, 2007 amounted to approximately $747,250.The net effect on earnings per share had the income tax been applied would decrease basic and diluted earnings per share from $0.15 to $0.11.

Note 7 - Employee Welfare Plans

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees’ salaries to the employee welfare plan. The total expense for the welfare plan was $81,175 and $0 for the nine months ended September 30, 2007 and 2006, respectively. The Company has recorded welfare payable of $24,525 at September 30, 2007, which is included in accrued expenses in the accompanying consolidated balance sheet.

Note 8 - Statutory Common Welfare Fund

As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

iii.
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory common welfare fund” (“SCWF”), which is established for the purpose of providing employee facilities and other collective benefits to the Company’s employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the stockholders’ general meeting.

Pursuant to the new Corporate Law effective on January 1, 2006, there is now only one “Statutory surplus reserve” requirement. The reserve is 10 percent of income after tax, not to exceed 50 percent of registered capital.

The Company has appropriated $300,748 and $589,995 as reserve for the statutory surplus reserve and welfare fund for the nine months ended September 30, 2007 and 2006, respectively.

Note 9 - Current Vulnerability Due to Certain Concentrations

One vendor provided 11% of the Company’s raw materials for the nine months ended September 30, 2007. There vendors provided 14% ,12%and 10% of the Company’s raw materials for the nine months ended September 30, 2006.

One customer accounted for 33% of the Company’s sales for the nine months ended September 30, 2007. One customer accounted for38% and of the Company’s sales for the nine months ended September 30, 2006.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 10 - Contingent Liabilities

At September 30, 2007, the Company is contingently liable to banks for discounted and endorsed notes receivable and to vendors for endorsed notes receivable amounting to $4,451,677.(RMB33,355,642)

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Note 11 - Segment Information

The Company’s business segments are in packaging film and color printing The following tables summarize segment information:

	9/30/2007	9/30/2006

Revenues from unrelated entities
Color Printing	$9,129,877	$10,636,393
Packaging	18,500,330	13,509,668
	27,630,207	24,146,061

Intersegment revenues
Color Printing	992,244	2,036,506
Packaging	-	-
	992,244	2,036,506

Total Revenues
Color Printing	10,122,121	12,672,899
Packaging	18,500,330	13,509,668
Less Intersegment revenues	(992,244)	(2,036,506)
	27,630,207	24,146,061

Income from operations
Color Printing	505,096	976,227
Packaging	2,078,741	2,032,597
Holding Company	24,073	-
	2,607,910	3,008,824

Interest income
Color Printing	1,117	1,021
Packaging	11,844	3,154
Holding Company	-	-
	12,961	4,175

Interest Expense
Color Printing	3,158	3,829
Packaging	58,855	33,331
Holding Company	-	-
	62,013	37,160

Income tax expense (benefit)
Color Printing	43,594	-
Packaging	202,385	157,058
Holding Company	-	-
	245,979	157,058

Net Income
Color Printing	537,652	996,323
Packaging	2,113,564	1,937,044
Holding Company	24,068	-
	2,675,284	2,933,367

Provision for depreciation
Color Printing	114,137	106,610
Packaging	376,207	260,463
Holding Company	-	-
	490,344	367,073

Total Assets
Color Printing	6,085,917
Packaging	16,667,755
Holding Company	3,175
	22,756,847

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Note 12 - Geographical Sales

Geographical distribution of sales to foreign countries which is based on physical shipments to such countries is as follows:

	Nine Months Ended
	September 30,
Geographical Areas	2007	2006

Chinese Main Land	$21,064,720	$19,705,378
Asia (outside Main Land China)	3,448,411	2,762,190
Africa	437,107	217,320
Australia	911,124	49,382
USA	670,348	819,789
South America	301,535	-
Europe	796,962	592,002
	$27,630,207	$24,146,061

SHINER INDUSTRIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)

Notes 13 - Subsequent Event

On October 22, 2007, the Company completed a final closing of a private placement offering of units pursuant to which we sold an aggregate of 3,500,000 units at an offering price of $3.00 per unit for aggregate gross proceeds of $10,500,000. Each unit consisted of one share of the Company’s common stock and a three year warrant to purchase 15% of one share of the Company’s common stock at an exercise price of $6.00 per share. The warrants are exercisable by the holder anytime from the date of issuance to the expiration date with is three years from the date of issuance. The warrants also contain a cashless exercise provision. Accordingly, the Company issued an aggregate of 3,500,000 shares of common stock and warrants to purchase 525,000 shares of the Company’s common stock to the 76 accredited investors who participated in this offering. In addition, the Company compensated four finders that assisted us in the sale of securities in this private placement offering by (i) paying them cash equal to 8% of the gross proceeds from the sales of units placed and (ii) issuing them warrants to purchase that number of shares of our common stock equal to 15% of the units placed as follows:

Selected Finder	Cash	Warrants
Maxim Group LLC	$178,400	111,500
Four Tong Investments Ltd.	$153,600	96,000
Global Hunter Securities, LLC	$300,880	188,050
Basic Investors, Inc.	$79,200	49,500

The warrants granted to these finders have the same terms and conditions as the warrants granted in the offering. The Company anticipates that the net proceeds of this private placement offering will be used for market development, product research, working capital, the potential acquisition of a BOPP Production Line in Zhuhai, the potential acquisition of an anti-counterfeit technology company and equipment purchases for coated film.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Shiner International, Inc. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Shiner International, Inc. or that information contained herein is correct as of any time subsequent to the date hereof.

Until __________, 2008 (90 days after the date of this prospectus), all dealers that effect transactions in the shares of our common stock registered in this registration statement, whether or not participating in this offering, may be required to deliver a prospectus. This is an addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

SHINER INTERNATIONAL, INC.

4,470,050 SHARES OF COMMON STOCK

PROSPECTUS

______________, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may permit for directors, executive officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

ITEM 25.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC Registration Fee	$1,068.09
Printing Expenses	$2,000.00
Accounting Fees and Expenses	$20,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$1,931.91

Total	$75,000.00

ITEM 26.  Recent Sales of Unregistered Securities.

On November 19, 2007, we granted options to purchase an aggregate of 30,000 shares of our common stock to each of Messrs. Cunat, Rizzello and Staloff, our directors, in connection with their appointment to our board of directors. Such options are 5-year options that vest equally over three years and have an exercise price of $7.00 per share. Such issuances were made in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act on the basis that the issuances did not involve a public offering.

On October 22, 2007, we completed a final closing of a private placement offering of units pursuant to which we sold an aggregate of 3,500,000 units to 76 accredited investors at an offering price of $3.00 per unit for aggregate gross proceeds of $10,500,000. Each unit consisted of one share of our common stock and a warrant to purchase 15% of one share of our common stock at an exercise price of $6.00 per share. Accordingly, we issued an aggregate of 3,500,000 shares of our common stock and warrants to purchase 525,000 shares of our common stock to the 76 accredited investors who participated in this offering. In addition, we compensated four registered broker-dealers that assisted us in the sale of securities in this private placement offering by (i) paying them cash equal to 8% of the gross proceeds from the sale of units placed and (ii) issuing them warrants to purchase that number of shares of our common stock equal to 15% of the units placed, as follows:

Selected Finder	Cash	Warrants
Maxim Group LLC	$178,400	111,500
Four Tong Investments Ltd.	$153,600	96,000
Global Hunter Securities, LLC	$300,880	188,050
Basic Investors, Inc.	$79,200	49,500

The warrants granted to these broker-dealers have the same terms and conditions as the warrants granted in the offering. The net proceeds of this private placement offering will be used for market development, product research, working capital, the potential acquisition of a BOPP Production Line in Zhuhai, the potential acquisition of an anti-counterfeit technology company and equipment purchases for coated film. This private placement offering was exempt from the registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. No advertising or general solicitation was employed in the offer or sale of securities. The offer and sale of securities was made to a limited number of persons, all of whom were accredited investors and transfer of the securities was restricted in accordance with the requirements of Regulation D.

In July 2007, pursuant to the Share Exchange Agreement, we issued an aggregate of 16,500,000 shares of common stock to eight non-U.S. persons (as contemplated by Rule 902 under the Securities Act of 1933). These issuances were exempt from registration requirements under Regulation S under the Securities Act of 1933, as amended. The shares issued pursuant to Regulation S were issued in an “offshore transaction” as defined in, and pursuant to, Rule 902 under the Securities Act of 1933, on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

ITEM 27. Exhibits.

Exhibit Number	Description of Exhibit

2.1
Share Exchange Agreement by and between Sino Palace Holdings Limited and Cartan Holdings Inc. dated as of July 23, 2007, is incorporated herein by reference to Exhibit 2.1 to the Corporation’s Form 8-K dated July 23, 2007.

2.2
Return to Treasury Agreement between Cartan Holdings, Inc. and Zubeda Mohamed-Lakhani, dated as of July 23, 2007, is incorporated hereby by reference to Exhibit 2.2 to the Corporation’s Form 8-K dated July 23, 2007.

3.1	Amended and Restated Bylaws, is incorporated herein by reference to Exhibit 3.2 to the Corporation’s Form 8-K dated July 23, 2007.

3.2	Amended and Restated Articles of Incorporation, is incorporated herein by reference to Exhibit 3.3 to the Corporation’s Form 8-K dated July 23, 2007.

4.1**	Code of Conduct.

4.2	Specimen Stock Certificate, is incorporated herein by reference to Exhibit 4.1 to the Corporation’s Form 8-K dated July 23, 2007.

5.1*	Opinion of Hale Lane Peek Dennison and Howard, PC.

10.1**	Form of Registration Rights Agreement.

10.2**	Form of Subscription Agreement.

10.3**	Form of Common Stock Purchase Warrant.

21.1*	List of Subsidiaries.

23.1*	Consent of Goldman Parks Kurland Mohidin LLP.

23.2*	Consent of Hale Lane Peek Dennison and Howard, PC (included in their opinion filed as Exhibit 5.1).

24.1**	Powers of Attorney of the directors of Shiner International, Inc. (included in the signature page to the registration statement).

*	Filed herewith.
**	Previously filed.

ITEM 28. Undertakings

(a)   The undersigned Registrant hereby undertakes as follows:

(1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)   Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   Include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 promulgated under the Securities Act;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)   The undersigned registrant hereby undertakes that:

(1)   For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(d)   For the purpose of determining liability under the Securities Act to any purchaser, the registrant is subject to Rule 430(c) and must include the following:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Amendment No. 2 to its Registration Statement on Form S-1/A and authorizes this Registration Statement on Form S-1/A to be signed on its behalf by the undersigned, in Haikou, Hainan Province, China on the 8th day of February 2008.

Shiner International, Inc.

By:	/s/ Jian Fu
Jian Fu
Chief Executive Officer

* * *

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to its Registration Statement and Power of Attorney was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jian Fu	Chief Executive Officer and Vice Director	February 8, 2008
Jian Fu

*	Chief Financial Officer and Chief Accounting Officer	February 8, 2008
XueZhu Xu

*	Chairman of the Board of Directors	February 8, 2008
Yuet Ying

*	Director	February 8, 2008
Brian G.Cunat

*	Director	February 8, 2008
Joseph S.Rizzello

*	Director	February 8, 2008
Arnold Staloff

* By: /s/ Jian Fu		February 8, 2008
Jian Fu
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

2.1
Share Exchange Agreement by and between Sino Palace Holdings Limited and Cartan Holdings Inc. dated as of July 23, 2007, is incorporated herein by reference to Exhibit 2.1 to the Corporation’s Form 8-K dated July 23, 2007.

2.2
Return to Treasury Agreement between Cartan Holdings, Inc. and Zubeda Mohamed-Lakhani, dated as of July 23, 2007, is incorporated hereby by reference to Exhibit 2.2 to the Corporation’s Form 8-K dated July 23, 2007.

3.1	Amended and Restated Bylaws, is incorporated herein by reference to Exhibit 3.2 to the Corporation’s Form 8-K dated July 23, 2007.

3.2	Amended and Restated Articles of Incorporation, is incorporated herein by reference to Exhibit 3.3 to the Corporation’s Form 8-K dated July 23, 2007.

4.1**	Code of Conduct.

4.2	Specimen Stock Certificate, is incorporated herein by reference to Exhibit 4.1 to the Corporation’s Form 8-K dated July 23, 2007.

5.1*	Opinion of Hale Lane Peek Dennison and Howard, PC.

10.1**	Form of Registration Rights Agreement.

10.2**	Form of Subscription Agreement.

10.3**	Form of Common Stock Purchase Warrant.

21.1*	List of Subsidiaries.

23.1*	Consent of Goldman Parks Kurland Mohidin LLP.

23.2*	Consent of Hale Lane Peek Dennison and Howard, PC (included in their opinion filed as Exhibit 5.1).

24.1**	Powers of Attorney of the directors of Shiner International, Inc. (included in the signature page to the registration statement).

*	Filed herewith.
**	Previously filed.